As submitted to the Securities and Exchange Commission on December 16, 2022

Registration No. 024-11922

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No.4 to the

FORM 1-A

REGULATION A OFFERING CIRCULAR

UNDER THE SECURITIES ACT OF 1933

GEMXX CORPORATION

(Exact name of issuer as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

2300 West Sahara Avenue, Suite 800

Las Vegas, USA 89102

(Address, including zip code of issuer’s principal executive office)

Website:  www.GEMXX.com   Email:  ir@GEMXX.com

Telephone:  702-930-1815

United Agent Services LLC

221 N Broad St.

Middletown, DE 19709

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Matthew McMurdo, Esq.

McMurdo Law Group, LLC

1185 Avenue of the Americas, 3rd Floor

New York, NY 10036

Telephone: (917) 318-2865

1400	86-3887714
Standard Industrial Classification Number	(IRS Employer Identification Number)

This Offering Circular shall only be qualified upon order of the Commission.

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An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DECEMBER 16, 2022, SUBJECT TO COMPLETION

GEMXX CORPORATION

MAXIMUM OFFERING AMOUNT:

15,000,000 Shares of Common Stock by the Company

4,205,419 Shares of Common Stock by the Selling Shareholders

This is our public offering (the “Offering”) of shares of common stock of GEMXX CORPORATION (formerly known as Brainybrawn, Inc.), a Delaware corporation (the “Company”). We are offering a maximum of 15,000,000 shares (the “Maximum Offering”) of common stock, par value $0.0001 per share (a “Common Stock”), at a price per share of $0.40. We are also qualifying 4,205,419 shares of Common Stock for certain selling shareholders described herein (collectively, the “Selling Shareholders”). The Selling Shareholders acquired their shares of Common Stock through the share exchange agreement between Brainybrawn, Inc. and GEMXX Corporation.

Title of Each Class of Securities to be Qualified	Amount to be Qualified	Price to Public(1)	Underwriting Discount and Commissions(2)	Proceeds to the Company(3)
Common Share		$0.40	$0.034	$5,455,000
Total Maximum Offering		$7,682,168(4)	$510,000	$5,455,000

(1)All amounts in this chart and circular are in U.S. dollars unless otherwise indicated.

(2)The Company has engaged DealMaker Securities LLC, member FINRA/SIPC, (the “Broker”), as broker-dealer of record to perform broker-dealer administrative and compliance related functions in connection with this Offering, but not for underwriting or placement agent services. Once the Commission has qualified the Offering Statement and this Offering commences, the Broker will receive a cash commission equal to one percent (1%) of the amount raised in the offering. Additionally, the Broker and its affiliates will receive certain other fees. Please see “Plan of Distribution” for additional information.

(3)The Shares are being offered pursuant to Regulation A of Section 3(b) of the Securities Act for Tier 1 offerings and are only being issued to purchasers who satisfy the requirements set forth in Regulation A. The Total Maximum Offering amounts includes the aggregate price of $6,000,000, minus the $545,000 of expected expenses.

(4)$1,682,168 is being offered by the Selling Shareholders described herein.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” on page 15 of the offering circular for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

GEMXX CORPORATION

2300 West Sahara Avenue, Suite 800

Las Vegas, USA 89102

702-930-1815

www.GEMXX.com   ir@GEMXX.com

C/O Matthew McMurdo, Esq.

McMurdo Law Group, LLC

1185 Avenue of the Americas, 3rd Floor

New York, NY 10036

Telephone: (917) 318-2865

We hereby amend this offering circular (“Offering Circular”) on such date or dates as may be necessary to delay our effective date until this Offering circular shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

THE OFFERING

GEMXX CORPORATION (formerly known as Brainybrawn, Inc.), a Delaware Corporation (herein referred to as “we,” “us,” “our,” “GEMXX” and the “Company”) is primarily engaged in acquiring mining rights, mine exploration, production of precious and semi-precious stones and distribution of jewelry, watches, precious stones, and precious metals.

We are offering a maximum of 15,000,000 shares (the “Maximum Offering”) of common stock, par value $0.0001 (“Common Stock”.) The Shares are being offered at a purchase price of $0.40 USD per Share on a “best efforts” basis. Additionally, 4,205,419 shares of our Common Stock may be sold by the Selling Shareholders. We will not receive any proceeds from the sale of the common stock by the Selling Shareholders.

The minimum investment established for each investor is $2,500 unless such minimum is waived by the Company in its sole discretion. Shares offered by the Company will be sold through the Company’s executive officers and directors on a best-efforts basis. We may also engage sales agents licensed through the Financial Industry Regulatory Authority (“FINRA”) and pay such agents cash and/or stock-based compensation, which will be announced through a supplement to this Offering Circular.

This Offering will terminate on the earlier of (i) one (1) year from the initial qualification date; or (ii) the date on which the Maximum Offering is sold (in either case, the “Termination Date”). This will be a continuous offering which commences within two calendar days after the qualification date, will be offered on a continuous basis, and will be offered in an amount that, at the time the offering statement is qualified, and is reasonably expected to be offered and sold within one year from the initial qualification date. See “Description of Securities” beginning on page 42 for a discussion of certain items required by Item 14 of Part II of Form 1-A.

We will hold closings upon the receipt of investors’ subscriptions and acceptance of such subscriptions by the Company. If, on the initial closing date, we have sold less than the Maximum Offering, then we may hold one or more additional closings for additional sales, until the earlier of: (i) the sale of the Maximum Offering or (ii) the Termination Date. There is no aggregate minimum requirement for the Offering to become effective, therefore, we reserve the right, subject to applicable securities laws, to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, development expenses, offering expenses and other uses as more specifically set forth in this offering circular (“Offering Circular”). We expect to commence the sale of the Common Stocks as of the date on which the offering statement, of which this Offering Circular is a part (the “Offering Statement”), is qualified by the United States Securities and Exchange Commission (the “SEC”). There is no escrow established for this Offering.

For general information on investing, we encourage you to refer to www.investor.gov.

Our common stock is not now listed on any national securities exchange or the Nasdaq stock market. However, our stock is quoted on the OTC Market’s Pink under the symbol “GEMZ” While our common stock is on the OTC Pink market, there has been limited trading volume. There is no guarantee that an active trading market will develop in our securities.

This offering is being made pursuant to Tier 1 of Regulation A, following the Form 1-A Offering Circular disclosure format for smaller reporting companies. We qualify as an “emerging growth company” as defined in the Jumpstart our Business Start-ups Act (“JOBS Act”).

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

THE SECURITIES UNDERLYING THIS OFFERING STATEMENT MAY NOT BE SOLD UNTIL QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION. THIS OFFERING CIRCULAR IS NOT AN OFFER TO SELL, NOR SOLICITING AN OFFER TO BUY, ANY SHARES OF OUR COMMON STOCK IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH SALE IS PROHIBITED.

INVESTMENT IN SMALL BUSINESS INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE “RISK FACTORS” FOR A DISCUSSION OF CERTAIN RISKS YOU SHOULD CONSIDER BEFORE PURCHASING ANY SHARES OF COMMON STOCK IN THIS OFFERING.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION, WHICH WE REFER TO AS THE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO (2) BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

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We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this Offering Circular concerning the business of the Company are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Offering Circular, unless the context indicates otherwise, references to “GEMZ,” “we,” the “Company,” “our,” and “us” refer to the activities of and the assets and liabilities of the business and operations of our subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•Our ability to effectively execute our business plan, including without limitation our ability to fully develop our marketing, tenders and requests for proposals, property due diligence, business model, products and service offerings, and respond to the highly competitive and rapidly evolving marketplace and regulatory environment in which we intend to operate.

•Our ability to manage our research, development, expansion, growth and operating expenses.

•Our ability to evaluate and measure our business, prospects and performance metrics, and our ability to differentiate our business model and service offerings.

•Our ability to respond and adapt to changes in commodity supply and demand fluctuations, regulations changing in the municipal jurisdictions that affect our core property development, and technology, transactions that have secondary and tertiary mandates; and

•Our ability to develop, maintain and enhance a strong brand.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions, and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

Summary of Risk Factors

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•Our ability to effectively execute our business plan, including without limitation our ability to fully develop our App, business model, products, and service offerings, and respond to the highly competitive and rapidly evolving marketplace and regulatory environment in which we intend to operate;

•Our ability to manage our research, development, expansion, growth, and operating expenses;

•Our ability to evaluate and measure our business, prospects and performance metrics, and our ability to differentiate our business model and service offerings;

•Our ability to compete, directly and indirectly, and succeed in our industry;

•Our ability to respond and adapt to changes in technology and customer behavior; and

•Our ability to develop, maintain and enhance a strong brand.

Although the forward-looking statements in this Offering are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

OFFERING SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Securities. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

The Offering

Securities offered by us:	Up to 15,000,000 shares of Common Stock by the Company and 4,205,419 shares of Common Stock may be sold by our Selling Shareholders.

Common Stock outstanding before the Offering:	96,866,845 shares (based on number of shares outstanding as of June 15, 2022).

Common Stock outstanding after the Offering:	111,866,845 shares (based on number of shares outstanding as of June 15, 2022).

Market for Common Stock:	Our common stock is quoted on the OTC Pink Markets under the symbol “GEMZ.”

Minimum Investment:	$2,500.00

THE COMPANY

Principal Business of the Company

GEMXX is currently an exploration company that procures Ammolite rough gemstone and Ammonite fossils from a reliable source in Alberta Canada.  From this material the Company manufactures jewelry and decor pieces that it then sells to the world market.

GEMXX has the capability to produce more top quality Ammolite than any other Ammolite producer.  Our world class gemstone cutters and jewelry designers are continuously leading the Ammolite industry in new and exciting directions.

Description of the Business

GEMXX is currently an exploration company that procures Ammolite rough gemstone and Ammonite fossils from a reliable source in Alberta Canada. From this material the Company manufactures jewelry and decor pieces that it then sells to the world market. The Company controls each stage of its jewelry supply chain, including production, manufacturing, and marketing to multiple sales channels. The near-term goal is to use funds from this application to open its own mine on one of the three properties it has mineral lease rights. If this happens, GEMXX would be a mine to market business with the ability to control each stage of its production, cutting out expensive middlemen, creating strong sustainable profits.

Ammolite is a rare gemstone, similar to a black opal but with more color. From a scientific perspective, Ammolite is the fossilized rainbow-colored remains of a nautilus like creature that existed over 70 million years ago in the Bearpaw Geological Formation of Southern Alberta, Canada, thus making it the oldest gemstone we know of today.

This organic gemstone was given official gemstone status by The International Gem Society in 1981 and is highly desired around the world for jewelry pieces.

GEMXX management team has over 160 years of operating, sales and management experience in the Ammolite and jewelry industries. This experience covers every aspect of the Ammolite business from source to sale and will ensure the Company takes advantage of opportunities and avoids industry pitfalls.

The Origins of Ammolite

The history of Ammolite begins more than 65 million years ago during the cretaceous period when dinosaurs ruled the earth, and the oceans teamed with an enormous variety of aquatic life. The continents were evolving into the shapes we are familiar with today. During this time the interior of North America was partially submerged under the warm shallow Bearpaw Sea, which bordered the developing Rocky Mountains. Today part of this region is southeastern Alberta, Canada.

Living in the Bearpaw Sea were many exotic creatures, one of which was the Ammonite, predecessor to the squid and the South Pacific nautilus, these squid-like creatures had coiled shells with gas filled chambers that provided buoyancy and propulsion. They were a favored delicacy of the predacious marine reptile, the mosasaur. Sinking its teeth into the coiled shell, a ravenous mosasaur would extract the ammonite’s squid-shaped body and devour it, discarding the empty shell, which then sank to the sea floor.

Settling on the sea bottom, the empty ammonite shell was buried in mineral rich sediment carried there by the rivers and streams from the young Rocky Mountains. During the fossilization process the sediment not only preserved the shell but also enhanced the shell’s colors into iridescent greens, reds, yellows, rare blues and violets. In 1981 the International Colored Gemstone Commission (ICGC) recognized this new organic gemstone as Ammolite. With a finite supply in very specific areas, and only a select few of the preserved shells yielding gemstone material, Ammolite is the rarest gemstone in the world!

Product Appeal

In addition to being recognized as a semi-precious gemstone, Ammolite has been revered as a harbinger of good luck and a powerful talisman in eastern cultures.  It possesses all the positive physical characteristics (color and iridescence) of top-grade opal, which enjoyed phenomenal growth upon its introduction to the orient.  Introduction of opal to the orient resulted in a 400% increase in worldwide sales with also a 400% increase in price.  The Orient transformed the opal market from a local Australian cottage industry to a $500 million plus per annum industry.

Cherished by western aboriginal, the story of Ammolite is even more compelling in eastern culture where it has captured the attention of many Feng Shui masters.  Famed Hong Kong based Feng Shui master and Chinese Astrologist; Edward Li was quoted as saying that ammolite “is the most important stone of the millennium.”  Ammolite is often referred to as the “seven Color Stone of Propriety”, the Kirin Stone and Dragon Scales and is considered to promote Chi (life force), good luck, and well-being used to reverse serious diseases.  Each color of the stone has a different meaning and will produce a specific benefit to the owner:  Blue for health and calm, green for intellect and entrepreneurship, yellow for wealth, reds for love, growth, and energy.

The Feng Shui of Ammolite

Not only is Ammolite important in Western civilization, but in Eastern culture as well. In the Orient, they call Ammolite the “Kirin Stone”, because the color pattern of the stone is like the scales of the auspicious mythical beast called the Kirin. The beast had the body of a deer, with the face and scales of a dragon. This creature is meant to bring good fortune and luck to all who see it.

Particularly important are the many colors of Ammolite. The multiple layers of color inside the stone are what create the sparkling radiance. By examining the stone, one will see the seeds of seven distinct colors: ruby crimson, fiery orange, amber yellow, emerald green, jade, azure, and mauve. Hence, some Feng Shui masters have appropriately named it the “Seven Color Prosperity Stone”.

From a Feng Shui perspective (the art of harmonizing nature) each color of Ammolite represents a different meaning. For example, Crimson stimulates growth and energy; Orange generates creativity, and increased libido; Green improves wisdom, intellect, and promotes entrepreneurship; and Yellow improves wealth. It is believed that the best combination of color for the stone is red, green, and yellow, for it represents a balance and signifies growth and richness. Other Feng Shui effects of the stone include the reversing of negatives into positives, and the reduction of the body’s toxicity. It also promotes the flow of Ch’i (life force) through the body, enhancing well-being. Not only does it bring balance to the person’s body, but also to that person’s surroundings as well, such as the home or office. When the stone is placed in the home, it promotes a happy family, and when it is place in the office, it promotes good business dealings. In essence, anyone who finds or possesses one of the stones is entitled to wondrous prosperity and fortune.

Also wrapped in the Ammolite is a harmonious balance of nature’s five elements of metal, wood, water, fire, and earth. Therefore, Ammolite possesses special Feng Shui ability, expanding forces, and power. To those who possess it, and when placed in the household, it brings balance and harmony to the home. Because all five elements are represented and compatible in Ammolite, it preordains the stone’s auspiciousness.

Feng Shui masters believe that because it is such an old gemstone with an organic origin, it has absorbed the cosmic energy from the universe since the beginning of time. The universe’s forces follow the Ammonite’s spiral from the periphery toward the center. And this centrifugal energy will then be radiated back through the stone, generating invisible spiritual, spiraling, and perpetual movements, bringing its owners health, wealth, and enlightenment.

Corporate Growth Strategy

2021 was a building year for GEMXX, revenues and profit were reasonably strong, but management feels that an additional USD $2M worth of sales could have been achieved if the mine on the Southern Blocks was in production.  The company had a defined set of objectives in 2021, including disrupting the industry and securing long term supply contracts with key client groups. These goals were achieved and GEMXX has a strong foothold in three of the world’s top markets.

2022 (and beyond) the company plans to utilize the management teams experience and foundation built in 2021 to achieve success, securing even greater sales in targeted markets. 2022 will be a growth year for the company including plans for a full production Ammolite mine on the company’s Southern Blocks plus the acquisition of an operating gold mine.

Long Term Growth Plan

GEMXX has an aggressive but achievable growth plan. The company plans to grow its market share by expanding its relationships in existing markets, opening new targeted markets and competitor acquisition. To satisfy the demand for its products, the company must increase gemstone production by mining on its properties located in Southern Alberta, Canada.

Market Competition

Below is a summary of active companies operating in the Ammolite gemstone space:

Korite

Once the dominant player in the Ammolite industry, Covid-19 pandemic negatively affected the company. After filing for CCAA (short-term protection from creditors) and subsequent sale of a number of assets, the company is now under new ownership and management.

Aurora Ammolite

This competitor has a substantial footprint in North American retail jewellery stores. They are most active in the Canadian retail market and have a good reputation for quality products and good customer service.

Enchanted Designs

This wholesaler sporadically operates a mine which produces Ammolite and Ammonite fossils, with a primary focus on Ammonite fossils.

Our Competitive Strengths

GEMXX Corporation is a publicly traded mine exploration company that produces gemstones and jewelry that is sold around the world. The Company owns an operating production facility, two Mineral Leases and one Work

Permit in Alberta, Canada giving the company access to three mining resources. In addition, GEMXX controls each stage of its jewelry production including gemstone and jewelry manufacturing and global distribution.

GEMXX is a leading producer of top quality finished Ammolite and Ammolite jewelry. The company’s world class gemstone cutters and jewelry designers are continuously leading the Ammolite industry in new and exciting directions. Our management team is made up of the industry’s leading experts with a combined total of 160 years of Ammolite gemstone and jewelry business experience. GEMXX has establish customers in shopping channels, cruise tourism, jewelry retailers, Asian Feng Shui markets, Asian retail markets and ecommerce sales.

GEMXX is not dependent on any one market and has a diverse stream of revenue represented by the following sales channels as follows.

ASIA

ASIA has traditionally been one of the world’s largest markets for Ammolite but, Hong Kong and China still have significant COVID-19 restrictions and consumer confidence remains low.  As a result, the Company’s sales in China between January 1, 2022, and June 30, 2022, have decreased to zero and management cannot predict if or when the markets will ever recover as strong as they once were.  As such, efforts have been focused on North America.

G2

This division is for testing new products and/or non-traditional markets, such as Ammolite water filtration, home décor, decorative tiles, cosmetics, security applications and other industrial applications of Ammolite and Ammonite.

E-COMMERCE

GEMXX ecommerce experience includes an Ammolite e-commerce platform that has produced sales in excess of $300K annually. GEMXX’s e-commerce business plan for the Company’s future e-commerce websites www.ammolite.com and www.ammonite.com, along with utilizing Amazon, eBay, Goggle shopping, Facebook, Instagram, Twitter, Etsy, Pinterest and Alibaba will ensure the Company dominates the Ammolite industry’s online sales.

CRUISE SHIP MARKETS

The cruise markets are one of the largest Ammolite markets. GEMXX personnel have long standing supply relationships in the North American cruise markets. As cruise tourism restarts, GEMXX is well positioned to supply this opportunity.

FOSSILS

GEMXX fossil sales exceeded $500,000 in 2021 and should continue to grow as fossil and jewelry shows resume post COVID-19. Additional markets for Ammonites exist in Singapore, Taiwan, Japan the UK and Germany.

RETAIL TOURISM

Locations like Banff, Whistler and Vancouver in Canada are where the Ammolite industry was built. GEMXX products are currently sold at the largest tourism retailer in Canada with multiple locations across Canada. Ammolite also has a high chance of competing with other jewelry products in these non-traditional retail settings. Many more tourist rich locations remain untouched such as Hawaii, Singapore, San Francisco Los Angeles, London, Paris, NYC, Sydney, and Tibet, etc.

As is the trend with other jewelry brands (Tiffany’s, Pandora etc.), the Company will explore opening its own retail stores in high traffic tourist locations to capture the 10x markup from cost to retail.

SHOPPING CHANNELS

GEMXX products are now available on Canada and Australia’s premier shopping channels as well as QVC in the USA. GEMXX plans to expand its shopping channel presence to Japan and Europe.

Current Market

Leading independent market research companies such as Data Monitor and GIA, estimate the worldwide market for luxury or premium lifestyle products is over 90 billion per annum and growing.  Ammolite sales around the world have seen unprecedented growth over the last 20 years.  Worldwide retail sales are now estimated to be over $100,000,000.

•Ammolite Jewelry and Ammolite Fossils are featured onboard cruise ships and can be found in almost every cruise port in North America.

•Asian markets have grown ever since top Feng Shui Master Edward Li coined Ammolite the most influential stone of the new millennium and referred to Ammolite as the "Seven Color Prosperity Stone".

•Home shopping channels in Japan, Australia, France, Germany, UK, Canada, and USA have all featured Ammolite Jewelry.

•Ammolite and Ammonites can be found on many E-commerce sales channels including Amazon, eBay, and ETSY.

•Ammolite is sold around the world in tourist and traditional jewelry markets.

Between January 1, 2022, and June 30, 2022, 83.62% of GEMXX sales have gone to North American customers.

Ammolite Resources

Gemstone Ammolite rough is only found in Southern, Alberta Canada. Along the St. Mary’s River basin natural erosion has made Ammolite deposits economically viable to extract.  The Company holds one Mineral Work Permit on 800 acres (attached) and two Ammonite Shell Mineral Agreements on 217 acres (attached) that will produce high quality Ammolite and Ammonites. Fossil outcroppings on the riverbanks of Southern Blocks and core sampling results provided by the previous owner of the Agreements are key indicators the Company has a substantial resource.

Property Descriptions

Northern Block A - Located at 50’33’15N 112’21’13W (A revised map including scale, orientation, and title has been included in the amended Form 1-A filed August 9, 2022).

A brief description of the property:

•The company refers to this area of land as the ‘Northern Block A’

•The size of the property is 800 acres in five quarter sections including approximately 1.5 miles of river frontage where gem bearing ammonite outcroppings can be found in the target zones.

•This pastureland has no existing infrastructure including roads, railroads, airports, towns, ports, sources of water, electricity, or personnel on the property.

•This property is a ‘reserve asset’ for the company. No work has been done on this property by the company.  Currently, the company has no plans to mine or develop this property until other resources are exhausted at which time the company will begin exploration.

•When this property is utilized, it will be a surface mine as described on page 13.

•Presently the company has no equipment, facilities, infrastructure, or underground development on the property.

•To the best of the company’s knowledge, there has never been any Ammolite mining on this property.

•To the best of the company’s knowledge, there are no significant encumbrances to the property, including current or future permitting requirements or associated timelines, permit conditions, or violations or fines.

•The company holds an Ammonite Work Permit with Heritage Royalty Resource Corp. (A copy of the Work Permit has been provided in the amended Form 1-A filed July 25, 2022).

Highlights of the work permit:

•The Work Permit is in effect from June 4, 2021, to May 1, 2026.  The company has an option to renew the agreement for an additional five-year period to May 1, 2031.

•The Work Permit grants the company access to ALL ammolite material in the designated area with no royalties paid to anyone.

•The company’s costs associated with this property include a convenience fee of ten thousand dollars ($10,000.00) and initial administration fee of six hundred and fifty dollars ($650.00) plus an annual administration fee during the term of this Work Permit of twelve dollars and fifty cents ($12.50) per hectare, all paid to Heritage Royalty Resource Corp.  No other cost or book value for the property or associated plant and equipment (none) are recorded by the company.

•There are no special conditions that must be met to obtain or retain access to the minerals (Ammolite).

Southern Block A - Located at 49'35'07N 112'51'42'W (A revised map including scale, orientation, and title has been included in the amended Form 1-A filed August 9, 2022).

A brief description of the property:

•The company refers to this area of land as the ‘Southern Block A’

•The mineral lease agreement with the Alberta Government covers 145.03 acres and approximately 0.5 miles of river frontage where gem bearing ammonite outcroppings can be found in the target zones.

•This pastureland has no existing infrastructure including roads, railroads, airports, towns, ports, sources of water, electricity, or personnel on the property.

•The property is at the exploration stage. No work has been done on this property by the company.

•When this property is utilized, it will be a surface mine as described on page 13.

•Presently the company has no equipment, facilities, infrastructure, or underground development on the property.

•To the best of the company’s knowledge, there has never been any Ammolite mining (or other surface mining) in this property.

•To the best of the company’s knowledge, there are no significant encumbrances to the property, including current or future permitting requirements or associated timelines, permit conditions, or violations or fines.

•The company is in the late stages of negotiating an Access Agreement with the landowner.  It is important to note that the Alberta government guarantees Ammonite Shell Agreement holders access to the minerals (Ammolite).

Highlights of the Ammonite Shell Agreement #091 9110060380:

•The Shell Agreement is in effect from June 8, 2010, to June 8, 2025.  The company has an option to renew the agreement each year by simply paying the annual fee.

•The Shell Agreement grants the company access to ALL ammolite material in the designated area with no royalties paid to anyone.

•The company’s costs associated with Mineral Agreement #091 9110060380 include an annual lease payment equal to twelve dollars and fifty cents ($12.50) per hectare paid to the Alberta Government.  No other cost or book value for the property or associated plant and equipment (none) are recorded by the company.

•There are no special conditions that must be met to obtain or retain access to the minerals (Ammolite).

Southern Block B - Located at 49'35'15N 112'51'57W (A revised map including scale, orientation, and title has been included in the amended Form 1-A filed August 9, 2022).

A brief description of the property:

•The company refers to this area of land as the ‘Southern Block B’

•The mineral lease agreement with the Alberta Government covers 75.367 acres and approximately 0.5 miles of river frontage where gem bearing ammonite outcroppings can be found in the target zones.

•This pastureland has no existing infrastructure including roads, railroads, airports, towns, ports, sources of water, electricity, or personnel on the property.

•The property is at the exploration stage.  In the 1990’s, 3 exploratory core holes were drilled on this property, proving the existence of the bearpaw formations where Ammonites are found.  The company has copies of each test hole result, provided by the previous owner, but we DO NOT have access to the full report.  Efforts have been made to obtain a copy of the full report but the company that completed the test hole program no longer exists.

•No work has been done on this property by the company.  Once funded, the company will commence a test program and mining operation as outlined in this file.

•When this property is utilized, it will be a surface mine as described on page 13.

•Presently the company has no equipment, facilities, infrastructure, or underground development on the property.

•To the best of the company’s knowledge, there has never been any Ammolite mining on this property.

•To the best of the company’s knowledge, there are no significant encumbrances to the property, including current or future permitting requirements or associated timelines, permit conditions, or violations or fines.

•The company is in the late stages of negotiating an Access Agreement with the landowner.  It is important to note that the Alberta government guarantees Ammonite Shell Agreement holders access to the minerals (Ammolite).

Highlights of the Ammonite Shell Agreement #091 9109100576:

•The Shell Agreement is in effect from October 2, 2009, to October 2, 2024.  The company has an option to renew the agreement each year by simply paying the annual fee.

•The Shell Agreement grants the company access to ALL ammolite material in the designated area with no royalties paid to anyone.

•The company’s costs associated with Mineral Agreement #091 9109100576 include an annual lease payment equal to twelve dollars and fifty cents ($12.50) per hectare paid to the Alberta Government.  No other cost or book value for the property or associated plant and equipment (none) are recorded by the company.

•There are no special conditions that must be met to obtain or retain access to the minerals (Ammolite).

Land access

The Mineral Agreement Reports grant the company access to the resources located on the properties and the Province of Alberta Government legislates access for holders of Mineral Agreements.  The Alberta legislation along with the Mineral Agreements leased by the company grant access to the resource the company mines.  Access to the minerals will be negotiated with the landowner or a Tribunal Committee will determine the compensation paid to the landowner for access as per Alberta legislation. A Land Agent has been engaged by the company to negotiate an Access Agreement with the landowner.

Potential Add-On Revenues

Core sampling on the company’s property has indicated a 2-meter river rock gravel seam and two recoverable seams of high-grade Bentonite.

MINING

GEMXX is currently a mine exploration company that procures Ammolite rough gemstone and Ammonite fossils from a reliable source in Alberta, Canada. The Company owns an operating production facility, two Mineral Leases and one Work Permit in Alberta, Canada giving the company access to three mining resources. The near-term goal is to use funds from this application to open its own mine on one of the three properties it has mineral lease rights.

The Company intends to mine gem quality deposits of Ammolite. While in the exploration stage, the Company has reliable sources for gem quality Ammolite and Ammonites that are found only in the Bearpaw geological formation of Southern Alberta, Canada, which 65 million years ago was the floor of an ancient sea covering the area east of the Rocky Mountains. The gem bearing deposits are found 5 to 20 meters under the surface. Strip-mining methods are used to remove the overburden covering the formation where the Ammonites are found.

When the Company begins its mining operations, it will be done with three excavators and three crews will mine approximately three acres annually. The mining operation will be immediately scalable to support an increase in sales.  Mining techniques that have been perfected over the last 30 years will be employed to ensure the efficient and safe recovery of the Company’s Ammonite and Ammolite resources.

Environmental, Social, and Governance (ESG) Priorities

Environment - The Company is committed to the long-term sustainable and environmentally responsible development of our resources.  Mining Companies operating in Canada earn a stronger ESG score than all other mineral-rich countries due to stringent environmental regulations, strong governance and commitment to safety and community. GEMXX will adopt all of the industries best practices for its operations.

Social Criteria - Continued investment in our relationships with employees, suppliers, customers, and the communities where we operate is a top priority.  This includes but is not limited to:

•Health and Safety

•Equal opportunity employer

•Follow all Duty to Comply regulations with Aboriginal and First Nation groups

Governance - The Company balances and closely monitors the company’s leadership, executive pay, audits, internal controls, and shareholder rights.

ESG objectives are a key component of the Company’s corporate strategy.

PROCESSING

Ammolite is one of the most difficult of all known gemstones to cut, which is a barrier to entry for new competition. GEMXX principles have owned, employed, and trained multiple Ammolite gemstone cutting factories.

Thinner material is manufactured into triplets, as is commonly seen with Opal from Australia. GEMXXX uses synthetic spinel and Quartz triplet caps instead of glass (commonly used in opal triplet manufacturing) because the material is infinitely more durable, resulting in a longer lasting product. When the stone is completed, you have a finished gemstone made from three components: a natural backing, a colorful gem center, and a synthetic spinel or quartz protective cap.  Specifically for gemstone cutting and triplet manufacturing, GEMXX can work with factories in Hong Kong, China, Thailand, and Sri Lanka. Each location can provide the Company with various cutting services spreading production risk over several factories in multiple countries.  It is not unusual to manufacture gemstones in one country and place them in jewelry in another.

The second type of gem material produced is known as “naturals”. These are Ammolite gemstones that come from more stable gem material and are cut and polished right out of the rough gem material. There are no protective spinel coverings on natural gemstones. The Company intends to have all “natural” products manufactured in Canada.

Ammolite Jewelry production: In the past GEMXX principals have contracted jewelry factories in the USA, Canada, Hong Kong, mainland China, the USA and Taiwan. By having so many business relationships the Company has access to all the jewelry production capacity it may require and it can be nimble and mitigate risk by quickly moving production if needed.

For large orders, such as shopping channels, if needed the Company may contract large jewelry manufacturing companies like PRANDA and Chow Tai Fook that offer “Just-in-Time” manufacturing. These services are offered at a small premium but employing this strategy reduces the need to tie up capital in precious metal for long periods of time or keeping costly on-hand inventories of stagnant jewelry designs.

Regulations: The services, if any, the Company procures from Hong Kong, China and Thailand is done without contract, as such the Company is not required to obtain permission from Chinese authorities to solicit services or to offer securities being registered to foreign investors.  The Company does not require permission from the China Securities Regulatory Commission (CSRC), Cyberspace Administration of China (CAC) or any other governmental agency approval for the services procured.

Vendors by Geographic Region:

GEMXX is a United States based company that sells its products globally, with a focus in North America.  The Ammolite Gemstone is only found in Canada so the rough material will always be mined or sourced in that country.  Production can be done in several countries and for various reasons the company may select a location or locations based on the needs, delivery schedule or any number of reasons associated with the client or the order.  Jewelry manufacturing can also be done in several locations.  For cost efficiency and speed of production the Company has chosen to have much of the production done abroad during its start up. However, the Company intends to move almost all of its production to the United State of America.

In all of the Company’s operational expenses between January 1, 2022, to the period ended June 30, 2022, China represented 0.67% of our costs and Hong Kong 8.78% for a combined total of 9.45%.  It is also important to note that 90.04% of all cost in this period were paid to vendors in North America inclusive of 60.97% paid in the USA.

The majority of the proceeds from this Offering, if any, will be spent on expanding our operations in North America.  In addition, the gemstone the Company will be mining is only found in Canada.

FULFILLMENT

Previously, all of GEMXX’s gemstone cutting, and jewelry manufacturing and quality control was done in Asia, and it was not cost effective to ship the Company’s products back to Canada or the USA to be warehoused and orders fulfilled.

As the world market begin to recover and demand for the Company’s product rise, Hong Kong and China still have many restrictions and the Company has struggled getting rough product into China and finished goods delivered to customers.  As such, the Company has partnered with a Canadian company to import and distribute products to customers.  Neither Hong Kong nor China currently ship directly to our customers.

PRODUCT FLOW

The steps GEMXX completes to get its product to market are outlined below:

1.The Company’s rough Ammolite will be delivered daily to its processing facility in southern Alberta, Canada, where the gem layer is slabbed away from the matrix material.

2.At the same facility, the gem slabs are then stabilized with a proprietary process, measured, and sorted into groups based on whether the material will be used for naturals or triplets.

3.Triplet material will be wrapped in a protective sleeve for shipping to cutting factories in Asia.

4.Once at the factory the slabs are cut, lapped, trimmed, and polished into either spinel or quartz covered triplets.

5.Finished gemstones are then sorted and shipped to jewelry manufacturers or Canada if loose gemstones are being sold without being placed in jewelry.

6.Finished goods (including loose gemstones) are shipped to Canada via FedEx and DHL for final quality control and distribution to customers.

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below in addition to the other information contained in this offering circular before deciding whether to invest in shares of Company’s Common Stock. If any of the following risks occur, our business, financial condition or operating results could be harmed. In that case, you may lose part or all of your investment. In the opinion of management, the risks discussed below represent the material risks known to the company. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the investment of Common Stock. You should purchase our Common Stock only if you can afford a complete loss of your investment. You should consider all the risks before buying Company’s Common Stock, which may include:

There are several risks that you should carefully consider before making an investment decision regarding this offering. These risks are discussed more fully in the section entitled “Risk Factors.” You should read and carefully consider these risks and all of the other information in this prospectus, including the financial statements and the related notes thereto included in this prospectus, before deciding whether to invest in our securities. If any of these risks actually occur, our business, financial condition, operating results and cash flows could be materially adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. These risk factors include, but are not limited to:

•limited operating history and net losses;

•unpredictable events, such as the COVID-19 outbreak, and associated business disruptions;

•changes in laws, regulations and guidelines;

•decrease in demand for ammolite and derivative products due to certain research findings, proceedings, or negative media attention;

•damage to reputation as a result of negative publicity;

•exposure to product liability claims, actions and litigation;

•risks associated with product recalls;

•product viability;

•continuing research and development efforts to respond to technological and regulatory changes;

•maintenance of effective quality control systems;

•changes to energy prices and supply;

•risks associated with expansion into new jurisdictions;

•regulatory compliance risks; and

•potential delisting resulting in reduced liquidity of our Common Shares.

Novel Coronavirus (COVID-19)

There is an ongoing outbreak of a novel strain of coronavirus (COVID-19), which was first identified in China and has since spread rapidly throughout the world. The pandemic has resulted in quarantines, travel restrictions, and the temporary closures of stores and business facilities globally for the past few months. In March 2020, the World Health organization declared COVID-19 to be a pandemic. Given the rapidly expanding nature of COVID-19 pandemic, we believe there is a risk that our business, results of operations, and financial condition could be significantly adversely affected. We cannot accurately predict the effects COVID- 19 will have on our operations and the ability of others to meet their obligations with us, including uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, and the length of travel and quarantine restrictions imposed by governments of affected countries. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could further affect our operations and ability to finance our operations.

Risks Related to our Business and Industry

Potential investors should carefully consider the risks and uncertainties that a company with a limited operating history will face. Potential investors should consider that we may be unable to:

1.successfully implement or execute our business plan, or that our business plan is sound.

2.adjust to changing conditions or keep pace with increased demand.

3.attract and retain an experienced management team; or raise sufficient funds in the capital markets to effectuate our business plan, including product development, licensing and approvals.

Risks Related to COVID-19

The COVID-19 outbreak, or similar pandemics could adversely affect our operations.

The Company’s operations could be significantly adversely affected by the effects of a widespread global outbreak of a contagious disease and other unforeseen events, including the recent outbreak a of respiratory illness caused by COVID-19 and the related economic repercussions. We cannot accurately predict the effects COVID-19 will have on our operations and the ability of others to meet their obligations with the Company, including uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, and the length of travel and quarantine restrictions imposed by governments of affected countries. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could further affect the Company’s operations and ability to finance its operations.

General Risks

The Company is a mine exploration company that intends to operate a mining excavation operation.  As such, risks associated with mining are included in this application:

GEMXX is a mine exploration company that intends to operate in mining excavation. Investing in our Common Stock involves a high degree of risk.

•We are dependent on our key personnel for our success. The departure of our executive officers or key personnel may have a material adverse effect on our business.

•Our growth depends on external sources of capital, which may not be available on favorable terms or at all.

Liability for uninsured losses could adversely affect our financial condition.

Certain property and casualty insurance, losses from disaster-type occurrences, such as earthquakes, floods and weather-related disasters, may be either uninsurable or not insurable on economically viable terms. Should an uninsured loss occur, we the company might lose our capital investment or anticipated profits and cash flows from parts of our operations.

It is possible investors may lose their entire investment.

Risks Related to Financing Our Business

Expenses required to operate as a public company will reduce funds available to develop our business and could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Operating as a public company is more expensive than operating as a private company, including additional funds required to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with SEC reporting requirements. We anticipate that these costs will be approximately $100,000 annually. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our results of operations, cash flow and financial condition

Our growth depends on external sources of capital, which may not be available on favorable terms or at all. In addition, investors, banks and other financial institutions may be reluctant to enter into any lending or financial transactions with us, because we intend to enter into a mining excavation operation that could have environmental impacts if not managed properly. If any of the source of funding is unavailable to us, our growth may be limited, and our operating profit may be impaired.

We may not be in a position to take advantage of attractive investment opportunities for growth if we are unable, due to global or regional economic uncertainty, changes in the provincial or federal regulatory environment relating to the extraction, processing and distribution of our products or otherwise, to access capital markets on a timely basis and on favorable terms or at all. Because we intend to grow our business, this limitation may require us to raise additional equity or incur debt at a time when it may be disadvantageous to do so.

Our access to capital will depend upon several factors over which we have little or no control, including general market conditions and the market’s perception of our current and potential future earnings. If general economic instability or downturn leads to an inability to obtain capital to finance, the operation could be negatively impacted. In addition, investors, banks and other financial institutions may be reluctant to enter into financing transactions with us, because we intend to operate a mining excavation operation. If this source of funding is unavailable to us, our growth may be limited.

Our ability to raise funding is subject to all the above factors and will also be affected by our future financial position, results of operations and cash flows. All these events would have a material adverse effect on our business, financial condition, liquidity, and results of operations.

Any future indebtedness reduces cash available for distribution and may expose us to the risk of default under debt obligations that we may incur in the future.

Payments of principal and interest on borrowings that we may incur in the future may leave us with insufficient cash resources to operate the business. Our level of debt and the limitations imposed on us by debt agreements could have significant material and adverse consequences, including the following:

•our cash flow may be insufficient to meet our required principal and interest payments;

•we may be unable to borrow additional funds as needed or on favorable terms;

•we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•to the extent we borrow debt that bears interest at variable rates, increases in interest rates could materially increase our interest expense;

•we may default on our obligations or violate restrictive covenants; in which case the lenders may accelerate these debt obligations; and

•default under any loan with cross default provisions could result in a default on other indebtedness.

If any one of these events were to occur, our financial condition, results of operations, cash flow, and our ability to make distributions to our shareholders could be materially and adversely affected.

Risks Related to Our Organization, Structure and Business

GEMXX is dependent on our key personnel for our success.

GEMXX will depend upon the efforts, experience, diligence, skill and network of business contacts of the senior management team; therefore, success will depend on their continued service. The departure of any of the executive officers or key personnel could have a material adverse effect on the business. If any of the key personnel were to cease their employment, the operating results could suffer.

GEMXX believes their future success depends upon the senior management team’s ability to hire and retain highly skilled managerial, operational, and marketing personnel. Competition for such personnel is intense, and we cannot ensure that they will be successful in attracting and retaining such skilled personnel. If the company lose or are unable to obtain the services of key personnel, the ability to implement the investment strategies could be delayed or hindered, and the value of your investment may decline.

Furthermore, we may retain independent contractors to provide various services, including administrative services, transfer agent services and professional services. Such contractors have no fiduciary duty to the company and may not perform as expected or desired.

Until company mining activity is operational, GEMXX is currently dependent on one raw material supplier.

The Company has a working relationship with a single source for rough gemstone material.  It is a First Nation company who mines directly across the river from the Company’s planned future mine site in southern Alberta Canada. GEMXX management has been working with this family-owned business for several years.  Alternative sources are available should they be needed.

The senior management team will manage the business portfolio subject to very broad investment or management guidelines and generally will not seek board approval for each investment or management decision.

Our senior management team has broad discretion over the use of proceeds from this offering, and you will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments that are not described in this private placement memorandum or other periodic filings with the SEC. We will rely on the senior management team’s ability to execute the business plan, subject to the oversight and approval of our board of directors.

Our board of directors may change our investment or operation objectives and strategies without shareholders’ consent.

Our board of directors determines our major policies, including with regard to financing, growth, debt capitalization, distributions and other material events. Our board of directors may amend or revise these and other policies without a vote of the shareholders. Under our Article of Incorporation and Bylaw, our directors generally have a right to vote only on the following matters:

•the election or removal of director;

•the amendment of our charter, except that our board of shareholders may amend our charter without shareholders’ approval to:

ochange the name or other designation or the par value of the Common Stock;

oincrease or decrease the aggregate number of Common Stock that we have the authority to issue;

oincrease or decrease the number of our Common Stock that we have the authority to issue; and

oeffect certain reverse Common Stock splits;

All other matters are subject to the discretion of our board of directors.

The fact that we have generated operating losses in the past raises doubt about our ability to continue as a going concern.

The Company may generate operating losses before the manufacturing and sale of the Products. We may have to cover any shortfall in operating capital from sales of equity and debt securities, but there can be no assurance that we will continue to be able to do so. The unpredictable economy around the world and the volatile public or private equity markets may make it more difficult for us to raise capital as and when we need it, and it is difficult for us to assess the impact this might have on our operations or liquidity. If we cannot raise the funds that we require to continue our business operations, there is a substantial risk that our business will fail.

We may be unable to attract and retain qualified, experienced, highly skilled personnel, which could adversely affect the implementation of our business plan.

Our success depends to a significant degree upon our ability to attract, retain and motivate skilled and qualified personnel. As we become a more mature company in the future, we may find recruiting and retention efforts more challenging. If we do not succeed in attracting, hiring and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively. The loss of any key employee, including shareholders of our senior management team, and our inability to attract highly skilled personnel with sufficient experience in our industries could harm our business.

SPECIFIC MINING RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all the other information in this prospectus, including the consolidated financial statements and the related notes included elsewhere in this prospectus, before deciding whether to invest in shares of our common stock. If any of the following risks occurs, our business, reputation, financial condition, results of operations, revenue, and prospects could be seriously harmed. Unless otherwise indicated, references to our business being seriously harmed in these risk factors will include harm to our business, reputation, financial condition, results of operations, revenue, and prospects. In that event, the market price of our common stock could decline, and you could lose part or all of your investment.

Mining Risks Related to our Future Business

GEMXX itself has no mining history.

While the Company’s management team has more than 30 years of Ammolite mining experience and has owned and operated some of the largest Ammolite mines in the world, GEMXX is a new company currently in the mining exploration stage.  This could hinder the Company’s ability to grow its business plan.

We do not have a written Access Agreement with the landowner for the proposed mine site.

The principals of GEMXX have successfully worked closely with the landowner of the proposed mine site in the past. Even though the Alberta Government through the Mines and Minerals Act guarantees access to the minerals through the surface rights board, if an amicable accesses agreement cannot be reached, access may delay, or the cost may be too prohibitive to make the mine economically viable.  In either case, you may lose your investment in our common stock.

We have had no production history at the proposed mine site nor have extensive test pits been completed to produce a National Instrument  43-101, which relates to specific rules for public disclosure of scientific and technical information about its mineral projects which are designed to improve the accuracy and integrity of the information they provide.

The Company may never be able to achieve test pits that procure a National Instrument 43-101, which would then keep us from executing our business plan.

Although core samples indicate the resource is present, we don’t know definitively how much product will be produced from the mine. If production is low or non-existent, you may lose your investment.

The principals have had great mining success at sites adjacent to the property and directly across the river from the property, but the proposed site has never been mined.  The deposits history, properties geography, core samples and Ammolite outcroppings being found on the surface and at the river’s edge are strong indicators that this property will produce as good or better than others mined in the area, this property is not proven at this time.  Proving up this property will be done in the first phase of the mining operation and production will continue at the existing mine directly across the river while the site is proven, and production is ramped up. Non the less, we have no history of producing material at the proposed site.

In addition, we are subject to all the risks associated with establishing new mining operation. We may not successfully establish mining operations or profitably produce Ammolite, Ammonites or other materials at the property. As such, we do not know if we will expand revenues as forecasted. If we don’t generate revenues, you may lose your investment in our common stock.

As a mine exploration company that intends to operate a mining excavation operation, we are sensitive to risks inherent in the surface mining industry, we may have to suspend or cease operations in which case you will lose your investment.

As a mine exploration company that intends to operate a mining excavation operation, our work can be speculative and involves unique and greater risks than are generally associated with other businesses. We cannot be certain of the amount of material to be found on our property, or if it contains commercially viable materials or reserves until additional exploration work is done and an evaluation based on such work concludes that development of and production from site is technically, economically, and legally feasible. We will be subject to all the risks inherent in the mining industry, including, without limitation, the following:

•Success in discovering and developing commercially viable quantities of material is the result of several factors, including the quality of management, the interpretation of geological data, the level of geological and technical expertise and the quality of the proposed site;

•Exploration for Ammolite is speculative and involves risks, even when conducted on properties known to contain significant quantities of the material;

•Operations are subject to a variety of existing laws and regulations relating to exploration and development, permitting procedures, safety precautions, property reclamation, employee health and safety, air and water quality standards, pollution, and other environmental protection controls, all of which are subject to change and are becoming more stringent and costly to comply with;

•A large number of factors beyond our control, including fluctuations in Ammolite value and production costs, inflation, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of Ammonites and environmental protection, and other economic conditions, will affect the economic feasibility of mining; and

•When we proceed with the new mining operation, our mining activities could be subject to substantial operating risks and hazards, including environmental hazards, industrial accidents, labor disputes, encountering unusual or unexpected geologic formations or other geological or grade problems, encountering unanticipated ground or water conditions, flooding, operations being interrupted by abnormal seasonal weather, periodic interruptions due to inclement weather conditions or other unfavorable operating conditions and other acts of God. Some of these risks and hazards are not insurable or may be subject to exclusion or limitation in any coverage which we obtain or may not be insured due to economic considerations.

As a result of all these factors, our cashflow from existing operations may not be enough and we may run out of money, in which case we will have to suspend or cease operations which could result in the loss of your investment.

Our future activities could be subject to environmental laws and regulations which may materially adversely affect our future operations in which case our operations could be suspended or terminated, and you could lose your investment.

We, like other mining companies doing business in Canada, are subject to a variety of federal, provincial, and local statutes, rules and regulations designed:

•to protect the environment, including the quality of the air and water in the vicinity of the mine during mining operations;

•to remediate the environmental impacts of those mining operations;

•to protect and preserve grasslands and endangered species; and

•to mitigate negative impacts on certain archeological (most often dinosaur remains) and cultural sites.

We are required to obtain various governmental permits to mine at our property. Although many of these permits have been procured, obtaining the remaining necessary governmental permits can be complex and time-consuming process involving numerous Canadian, provincial, and local agencies.

The duration and success of the permitting effort is contingent upon many variables not all of which are in our control. In the context of permitting, including the approval of reclamation plans, we must comply with known standards, existing laws, and regulations that may entail greater or lesser costs and delays depending on the nature of the activity to be permitted and the interpretation of the laws and regulations implemented by the permitting authority. Currently, several weeks are generally required to obtain the necessary permits required to conduct small-scale trenching operations to ‘prove-up’ the property. The failure to obtain certain permits or the adoption of more stringent permitting requirements could have a material adverse effect on our business, operations, and property in that we may not be able to proceed with our mining program which will result in the loss of your investment.

In addition, compliance with statutory environmental quality requirements may require significant capital outlays, significantly affect our earning power, or cause material changes in our intended activities. Environmental standards imposed by federal, provincial, or local governments may be changed or become more stringent in the future, which could materially and adversely affect our proposed activities. As a result of these matters, our operations could be suspended or cease entirely, in which case you could lose your investment.

Mining fossils deemed to be a National Treasure of Canada have several intricacies that can affect production and global distribution.

The mining of Ammonites on non-first nation land requires another level of bureaucracy as the fossils are deemed to be a national treasure of Canada. Each fossil mined at the site must be assigned a Disposition Number by the federal government before an Export Permit can be obtained and the fossil can be shipped out of Canada. In some cases, if the fossil is deemed by the government to have scientific significance, that fossil may be permanently relinquished to the government for scientific study.  In addition, it is not uncommon to unearth other fossils such as dinosaurs at the mine site.  When this happens, all production in that immediate area must be halted while a provincial team of paleontologists and diggers remove the specimen.  This could affect production levels.

Future legislative and administrative changes to the mining laws could prevent us from exploring our properties which could result in termination of our operations and a loss of your investment.

New laws and regulations, amendments to existing laws and regulations, administrative interpretation of existing laws and regulations, or more stringent enforcement of existing laws and regulations, could have a material adverse impact on our ability to conduct mining activities. In addition, federal regulations which govern activities on surface mining claims may change becoming more stringent than past regulations, and may result in a more detailed analysis of, and more challenges to, the validity of existing claims; will impose more complex permitting requirements in the mining process; and will be more costly and time-consuming to comply with than existing previous regulations. Further, the new regulations could cause us to terminate our operations and you could lose your investment.

Use of the surface mining claims is subject to regulation, the cost of compliance with which could prohibit us from proceeding with mining operations at the site.

Any activities which we conduct on the surface of our mining claims are subject to compliance with several regulatory bodies and may be constrained or limited by the agencies with an interest in surface management regulations. In addition, there are limits to the uses of the surface of Ammolite mining claims.  Compliance with the regulations could be expensive, causing us to not develop certain areas.

We intend to be insured against losses from our mining operation when they involve the use of heavy equipment, but not for general reconnaissance. As a result, if we are sued for damages because of our activities, we may not be able to defend against such suits or have funds available to pay any judgment rendered against us.

GEMXX intends to ensure its mining programs when heavy equipment is used. In other instances, such as general reconnaissance programs, we do not generally insure against most commercial losses or liabilities which may arise from our exploration and other activities. Even if we obtain additional insurance in the future, we may not be insured against all losses and liabilities which may arise from our activities, either because such insurance is unavailable or because we have elected not to purchase such insurance due to high premium costs or for other reasons. Therefore, if a proceeding is initiated or a judgment is rendered against us, we may have to cease operations due to our inability to pay for such legal expenses or judgment.

THE OFFERING

REGULATION A

We are offering our Common Stock pursuant to recently adopted rules by the Securities and Exchange Commission mandated under the Jumpstart Our Business Start-ups Act of 2012, or the JOBS Act. These offering rules are often referred to as “Regulation A.” We are relying upon “Tier 1” of Regulation A, which allows us to offer of up to $25 million in a 12-month period.

In accordance with the requirements of Tier 1 of Regulation A, we will be required to publicly file annual, semi-annual, and current event reports with the Securities and Exchange Commission after the qualification of the offering statement of which this Offering Circular forms a part.

THE OFFERING

Issuer:	GEMXX CORPORATION

Securities offered by us

A maximum of 19,205,419 shares of common stock (the “Common Stock,” or “Common Shares”) at an offering price of $0.40 USD per Common Share. 15,000,000 of the Shares are being offered by the Company and 4,205,419 of the Shares are being offered by the Selling Shareholders.

Common Stock outstanding before the Offering:	96,866,845 Common Shares (based on number of Common Shares outstanding as of June 15, 2022

Common Shares to be Outstanding after the Offering:	111,866,845

Price per Unit:	Forty Cents ($0.40) USD.

Maximum Offering:

Fifteen Million (15,000,000) shares of our Common Stock (the “Maximum Offering”) by the Company, at an offering price of Forty Cents ($0.40) per share (the “Shares”), for total gross proceeds to the Company of Six Million Dollars ($6,000,000). Additionally, 4,205,419 shares of our Common Stock may be sold by the Selling Shareholders.

Use of Proceeds:

If we sell all of the Common Stock being offered, our net proceeds (after our estimated commissions, if any, but excluding our estimated Offering expenses and commissions) will be approximately $5,490,000. We will use these net proceeds for our operations, expenses associated with the marketing and advertising of the Offering, working capital, asset acquisition and general corporate purposes, and such other purposes described in the “Use of Proceeds” section of this Offering Circular.

We will not receive any proceeds from the sale of the common stock by the Selling Shareholder.

Risk Factors:	Investing in our Common Stock involves a high degree of risk. See “Risk Factors.”

Closings:

The Company may close the entire Offering at one time or may have multiple closings. Throughout this Offering Circular we have assumed multiple closings and refer to the “initial closing” as the first such closing and the “final closing” as the last such closing.

Termination of the Offering:	We reserve the right to terminate this Offering for any reason at any time prior the closing.

As of June 15, 2022, the company had shares of common stock, $.0001 par value per share, were issued and outstanding out of the 96,866,845 shares of common stock authorized. There are 2 shares of Series A preferred stock authorized.

State the dates on which the Company sold or otherwise issued securities during the last 12 months, the amount of such securities sold, the number of persons to whom they were sold, and relationship of such persons to the Company at the time of sale, the price at which they were sold and, if not sold for cash, a concise description of the consideration. (Exclude bank debt.)

See chart below:

Issued To:	Relationship	Number of Shares	Value of Transaction	Reason Issued

GRANITE ENTERPRISE GROUP LLC	Vendor	3,948,155	$236,889	On October 27, 2021, the Company issued shares against the purchase of raw materials.
SRAX INC	Service Provider	2,482,483	$2,482,483	On March 18, 2022, the company entered into an agreement with SRAX, Inc. for services to be rendered over the next year.
7008511 CANADA INC	Vendor	159,420	$116,377	On April 29, 2022, the Company issued shares to 700815 Canada Inc. against the purchase of raw materials.
SRAX INC	Service Provider	20,020	$20,020	On March 18, 2022, the company entered into an agreement with SRAX, Inc. for services to be rendered over the next year.
TREVOR KRAWCHUK	Vendor	50,000	$20,000	On April 29, 2022, the Company issued shares to Trevor Krawchuk against the purchase of raw materials.
KIMBERLY SUE HALVORSON	Corporate Secretary	240,000	$96,000	On April 29, 2022 the company issued shares to Kim Halvorson for services rendered.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the Selling Shareholders. We will use our best efforts to raise a maximum of $6,000,000 for the Company in this offering, minus the offering expenses. The minimum offering threshold is $2,500. The table below summarizes how we will utilize the proceeds of this offering, including in the event that the Company raises less than the full amount expected ($6,000,000). The actual amount of proceeds realized may differ from the amounts summarized below (1). In order to successfully carry out our stated goals, the Company would need $6,000,000 including capital raised in this offering. We anticipate incurring up to $545,000 in offering expenses, including platform and fees (Broker and its affiliates will receive certain fees up to a maximum of 8.5% of the offering proceeds assuming a fully subscribed offering), SEC reporting and compliance, and to maintain our general and administrative functions over the next twelve months. If we don’t raise sufficient proceeds in this offering or generate sufficient revenue, our working capital goal may not be met. Furthermore, without sufficient proceeds from this offering or the generation of sufficient revenue, some of our other expenses, including advertising and marketing, website design, and operating and equipment may not be incurred or undertaken. While the Company hopes to secure sufficient funds in the Offering described herein, there is a minimum offering amount of $2,500. If we cannot obtain needed funds, we may be forced to curtail or cease our activities altogether

The following table sets forth the use of the proceeds from this offering for the sale of the 15,000,000 Common Shares. It also includes use of proceeds for 11,250,000 Common Shares, 7,500,000 Common Shares, and 3,750,000 Common Shares.

	100%	75%	50%	25%
Total Proceeds	$6,000,000	$4,500,000	$3,000,000	$1,500,000

Maximum Broker & Affiliate Commissions & Fees (DealMaker Securities, LLC)	$510,000	$382,500	$255,000	$127,500
Legal Expenses (McMurdo Law Group, LLC)	$15,000	$15,000	$15,000	$15,000
Blue Sky Compliance fees	$15,000	$15,000	$15,000	$15,000
Accounting Expenses - Harish Belwal	$5,000	$5,000	$5,000	$5,000
Finders Fees	$120,000	$90,000	$60,000	$30,000
Directors and Officers Insurance	$70,000	$70,000	$70,000	$70,000
Corporate and Operator Insurance (Liability)	$75,000	$75,000	$75,000	$75,000
Consulting and Bookkeeping	$40,000	$25,000	$25,000	$25,000
Administrative G&A, salaries, Overhead	$500,000	$400,000	$250,000	$175,000
Hourly Wage Employees	$150,000	$150,000	$130,000	$38,000
Consulting / Operating Team	$250,000	$200,000	$150,000	$76,000
E-commerce expansion	$150,000	$100,000	$60,000
Website Build	$20,000	$20,000	$20,000
Brand Development / Marketing	$350,000	$250,000	$100,000	$50,000
Inventory Acquisitions	$600,000	$400,000	$200,000
Mining	$1,750,000	$1,130,000	$970,000	$600,000
Mineral and Land Acquisitions	$550,000	$550,000
Working Capital	$830,000	$622,500	$600,000	$198,500
Total	$6,000,000	$4,500,000	$3,000,000	$1,500,000

DETERMINATION OF OFFERING PRICE

The Company determined the offering price based on the current trading price of the Company’s common stock on OTC Pink.

The Selling Shareholders will sell their shares pursuant to the Company’s Regulation A offering at the fixed price of $0.40. We will not receive any proceeds from the sale of shares by the Selling Shareholders.

THE SELLING SHAREHOLDERS

Selling Shareholders

4,205,419 shares of the Company’s common stock were issued to the selling shareholders named below (the “Selling Shareholders”) as listed in the chart below.

All expenses incurred with respect to the registration of the common stock will be borne by the Company, but we will not be obligated to pay any underwriting fees, discounts, commission or other expenses incurred by Selling Shareholder in connection with the sale of such shares.

The following table sets forth the name of the Selling Shareholders, the number of shares of common stock beneficially owned by the Selling Shareholders as of the date hereof and the number of shares of common stock being offered by the Selling Shareholder. The offer and sale of the shares are being registered herein. The Selling Shareholders are under no obligation to sell all or any portion of such shares. All information with respect to share ownership has been furnished by the Selling Shareholders, respectively. The “Amount Beneficially Owned After the Offering” column assumes the sale of all shares offered herein.

Common Shareholder List

Shareholder ID	Sort Name	# of Certs	Shares of Common Stock Beneficially Owned Prior to Offering(1)	Maximum Number of Shares of Common Stock to be Offered	Percent of Ownership After Offering
407526	1611451 ALBERTA LTD	1	1,000,000	50,000	0.85%
407529	2297987 ALBERTA INC	1	2,300,000	115,000	1.95%
407546	CRAIGSTONE LTD	1	750,000	37,500	0.64%
407531	DRYDEN, TOMMY ALAN	1	7,915,100	395,755	6.72%
407539	HALVORSON, KIMBERLY SUE	3	4,750,000	237,500	4.03%
407547	HODGSON, ANN	1	500,000	25,000	0.42%
407519	MAULL, JAY	2	35,213,520	1,760,676	29.90%
407548	ORGANIC CAPITAL VENTURES LLC	2	4,510,000	225,500	3.83%
407523	PHOENIX PROFESSIONAL GROUP INC	1	4,000,000	200,000	3.40%
407527	SCHMALTZ, BRUCE	1	400,000	20,000	0.34%
407525	SCHMALTZ, JUSTIN	1	200,000	10,000	0.17%
407549	STARFISH POINT HOLDINGS	2	3,302,221	165,111	2.80%
407520	STINGRAY BAY HOLDINGS	1	19,267,537	963,377	16.36%
			84,108,378	4,205,419	71%

(1)Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

DILUTION

If you purchase shares in this Offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this Offering and the net tangible book value per share of our Common Stock after this Offering.

On May 25, 2022, 2020 there were an aggregate of 96,866,845 shares of Company Common Stock issued and outstanding.

If the maximum 15,000,000 shares of Common Stock in this Offering at the public offering price of $0.40 cents per share, after deducting approximately $545,000 in maximum sales commissions and other offering expenses payable by us, our pro forma as adjusted net tangible book value would have been approximately $23,533,377 ($0.21 per share) as at June 30, 2020. This amount represents an immediate increase in pro forma net tangible book value of $0.02 per share to our existing stockholders at the date of this Offering Circular, and an immediate dilution in pro forma net tangible book value of approximately $0.19 per share to new investors purchasing shares of Common Stock in this Offering at a price of $0.40 per share.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering (after our estimated maximum offering expenses and sales commission of $545,000):

Gross Funding Level	6,000,000	4,500,000	3,000,000	1,500,000
Offering Price	0.40	0.40	0.40	0.40
Less commission	0.035	0.035	0.036	0.038
Pro forma net tangible book value per Common Stock share before the Offering	0.19	0.19	0.19	0.19
Increase per common share attributable to investors in this Offering	0.03	0.02	0.02	0.01
Pro forma net tangible book value per Common Stock share after the Offering	0.22	0.21	0.20	0.19
Dilution to investors	0.18	0.19	0.20	0.21
Dilution as a percentage of Offering Price	46%	48%	50%	51%

The following tables set forth, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering (after our estimated offering expenses and commissions of $545,000), the total number of shares previously sold to existing stockholders, the total consideration paid for the foregoing and the respective percentages applicable to such purchased shares and consideration paid based on an average price of $0.19 per share paid by existing stockholders and $0.40 per share paid by investors in this Offering.

	Average Price	Shares Purchased		Total Consideration
	Per Share	Number	Percentage	Gross Amount	Percentage
Assuming 100% of Shares Sold:
Existing stockholders	$0.19	96,866,845	87%	$18,058,377	75%
New Investors	$0.40	15,000,000	13%	$6,000,000	25%

Assuming 75% of Shares Sold:
Existing stockholders	$0.19	96,866,845	90%	$18,058,377	80%
New Investors	$0.40	11,250,000	10%	$4,500,000	20%

Assuming 50% of Shares Sold:
Existing stockholders	$0.19	96,866,845	93%	$18,058,377	86%
New Investors	$0.40	7,500,000	7%	$3,000,000	14%

Assuming 25% of Shares Sold:
Existing stockholders	$0.19	96,866,845	96%	$18,058,377	92%
New Investors	$0.40	3,750,000	4%	$1,500,000	8%

MANAGEMENT’S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

The following management’s discussion and analysis (“MD&A”) should be read in conjunction with financial statements of GEMZ for the years ended March 31, 2022 and 2021, and the notes thereto. Additional information relating to GEMZ is available at www.GEMXX Corporation.com

Safe Harbor for Forward-Looking Statements

Certain statements included in this MD&A constitute forward-looking statements, including those identified by the expressions anticipate, believe, plan, estimate, expect, intend, and similar expressions to the extent they relate to GEMZ or its management. These forward-looking statements are not facts, promises, or guarantees; rather, they reflect current expectations regarding future results or events. These forward-looking statements are subject to risks and uncertainties that could cause actual results, activities, performance, or events to differ materially from current expectations. These include risks related to revenue growth, operating results, industry, products, and litigation, as well as the matters discussed in GEMZ’s MD&A under Risk Factors. Readers should not place undue reliance on any such forward-looking statements. GEMZ disclaims any obligation to publicly update or to revise any such statements to reflect any change in the Company’s expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report.

COVID-19

In December 2019, a novel strain of coronavirus (COVID-19) was reported to have surfaced in Wuhan, China. The virus has since spread to over 150 countries and including Canada and United States. On March 11, 2020, the World Health Organization declared the outbreak a pandemic. In both Canada and United Sates most states/provinces and cities have reacted by instituting lockdown orders, restrictions on travel, “stay at home” rules and restrictions on the types of businesses that may continue to operate, as well as guidance in response to the pandemic and the need to contain it.

As a result of the lockdown orders enacted in the United States, Canada and China the Company expects a disruption to its manufacturing with significant reduction to sales presented in these condensed interim financial statements. As of the date of this financial statement, lockdown orders have been relaxed in parts of the United States, Canada and China, but due to low consumer confidence and disruption to manufacturing the Company expects sales to remain low.

The extent to which the pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this report, including new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows.

Revenue

For the year ended March 31, 2022, revenue generated from the entire line of GEMXX Corporation products was $1,438,748, compared to $836,509 for the year ended March 31, 2021. The corresponding increase in revenues of $602,239 in revenues for the year ended March 31, 2022 is mainly attributable to marketing efforts of management and the easing of the COVID-19 restrictions on travel and its positive impact on our market.  For the period ending March 31, 2022, our supply chain of raw ammolite remains strong and our production facilities continue to meet demand of GEMXX Corporation’s Finished Products. Travel restrictions during COVID-19 affected one of our major markets, sales on Cruise Ships.

Operating Expenses

Operating expenses increased for the year ended March 31, 2022 by $793,167 to $1,363,524 compared to $569,356 for the year ended March 31, 2021.

Other Income and Expenses

Other income and expenses for the year ended March 31, 2022 were nil compared with nil as at March 31, 2021.

Net Profit

Net Profit for the year ended March 31, 2022 was $76,224 compared to a net profit of $267,153 for the year ended March 31, 2021, a decrease of $190,929 or 71%. The decrease in the net profit can be attributed higher consulting costs, and to the downward valuation of raw ammolite inventory.

Operating Expenses

General and Administrative expenses were substantially higher for the year ended March 31, 2022 as compared to the year ended March 31, 2021. For the year ended March 31, 2022 General and Administrative expenses were $956,920, significantly higher than $209,275 for the year ended March 31, 2021. General and administrative expenses consisted of the following changes:

Consulting Expense

Consulting expenses for the year ended March 31, 2022 was $774,419 compared to $32,813 for the year ended March 31, 2021 which is an increase of 2,260% when compared year over year. This increase was a result of the following:

•Hiring of finance consultants to aid in raising of capital.

Liquidity and Capital Resources

The Company’s Cash Balance of $39,098 as on March 31, 2022, combined with the profits from its operations is sufficient to maintain operations into the near future.

Cash Flow Activities

During the year ended March 31, 2022, the Company added $16,291 to its Cash on Hand,

Investing Activities

Most of the Company’s Investing Activities are focused around acquiring Mineral Rights and Resources Claims to augment its raw material sourcing. For the year ended March 31, 2022, there have been no additional investment towards this.

Financing Activities

During the year ended March 31, 2021, the Company (Brainybrawn Inc.) bought 100% of the equity of GEMXX Corp, and renamed the company to GEMXX Corp after merging the two companies.  In the merger, the company acquired $2,444,788 of Intellectual property, $184,240 of Mineral Claim and 14,176,086 of Resource Value.  Additionally, it issued 3,948,155 shares on account of debt extinguishment.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements with any party.

Critical Accounting Policies

Our discussion and analysis of results of operations and financial condition are based upon our condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these condensed consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates on an ongoing basis, including those related to provisions for uncollectible accounts receivable, inventories, valuation of intangible assets and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Employees, Specialized Skill and Knowledge

As of the date of this Form 1- A, Our operations are managed by our directors and officers. Our directors and officers possess a wide range of professional skills that are relevant to pursuing and executing our business strategy. These skills include strong technical skills, expertise in planning and financial controls, ability to execute on business development opportunities, capital markets expertise and entrepreneurial experiences which will allow us to effectively identify, evaluate and execute on value-added initiatives.

Transfer Agent: Nevada Agency and Transfer Company, 50 W. Liberty St., Suite 880, Reno, NV 89501.

Legal Council: McMurdo Law Group, LLC. Mathew McMurdo, 1185 Avenue of the Americas, 3rd Floor, New York, New York 10036

Management Team

Jay F.P. Maull - President, CEO and Chairman (53)

Mr. Maull has owned and operated ammolite mining, production and marketing companies for over 30 years. He has operated the world’s largest Ammolite mine, produced and sold Ammolite to customers on every continent on Earth and, as well, built the world’s largest Ammolite online e-commerce platform. As GEMXX’s President and CEO, Mr. Maull will provide the overall leadership to GEMXX.

Kim S. Halvorson - Corporate Secretary and Director (59)

Ms. Halvorson is a seasoned Business Development and Marketing professional that thrives in new and innovative environments. Over her 25-year career, she has contributed to all spectrums of the business continuum. She started in medical practice management software systems and then moved to holding strategic roles in large corporate structures such as Dell Computer Corporation, and other successful healthcare start-ups like SCI Solutions (complex hospital scheduling).  After leaving Dell she went on to be a founding partner at Triage VC, were she worked with several start-up ventures leveraging her vast industry connections. Her expertise helped to accelerate early-stage start-ups in the areas of investment banking, marketing, and business development.

Richard Clowater - VP, Mergers, Acquisitions and Business Development (49)

Mr. Clowater is a sales and marketing professional who specializes in research, data analysis, strategy development and execution. He has played an integral role in establishing initiatives to accomplish market expansion, increase profits and customer loyalty. He has negotiated sales and contracts in excess of $250 million to key purchasing personnel, C-suite management and all levels of governments both foreign and domestic.

Tommy A. Dryden - VP, Ammonite Production (64)

Mr. Dryden has been involved with the production and marketing of Ammolite for over 30 years. There is no one active in the Ammolite industry with more knowledge of the Bearpaw Ammonite bearing formations. His papers on Canadian Ammonites have been published worldwide. Mr. Dryden will oversee GEMXX’s Canadian based production facilities.

P. K. Chung - Business Manager Asia (43)

Ms. Chung has been involved with Ammolite business management, production and marketing in Asia for over 20 years.

Director and Executive Compensation

During the year ended March 31, 2022, no salaries were paid to Jay Maull and Kim Halvorson.

Employment Agreements

We have no written employment agreements with any of our executive officer or key employee.

Involvement in Certain Legal Proceedings

During the past five years none of our directors, executive officers, promoters or control persons was:

1)the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2)convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3)subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4)found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Code of Business Conduct and Ethics

Our Board plans to adopt a written code of business conduct and ethics (“Code”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We intend to post on our website a current copy of the Code and all disclosures that are required by law in regard to any amendments to, or waivers from, any provision of the Code.

EXECUTIVE COMPENSATION

The following summary compensation table reflects all compensation awarded to, earned by, or paid to our Chief Executive Officer and President and other employees for all services rendered to us in all capacities during March 31, 2021.

Summary Compensation Table

Name and Position	Year	Compensation ($)	All Other Compensation	Total ($)
Jay Maull	2021	$150,000	-	$150,000
Kimberly Halvorsen	2021	$125,000	-	$125,000

Director Compensation

The following table sets forth director compensation as of June 15, 2022:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Jay Maull	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Kimberly Halvorson	-0-	-0-	-0-	-0-	-0-	-0-	-0-

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

Jody Maull - Director of 2297987 Alberta Inc.

Controlling Persons

The Company is not aware of any agreements or understandings by a person or group of persons that could be construed as a controlling person.

SECURITY OWNERSHIP OF MANAGEMENT & CERTAIN SECURITYHOLDERS

The following sets forth the number of shares of our $0.0001 par value common stock beneficially owned by (i) each person who, as of June 15, 2022, was known by us to own beneficially more than five percent (5%) of its common stock; (ii) our individual Directors and (iii) our Officer and Director as a group. A total of 100,414,932 common shares were issued and outstanding as of June 15, 2022.

Name and Address of Beneficial Owner	Number of Shares Owned	Percentage of Ownership
Jay Maull 709 3rd Stree SW Black Diamond Alberta T0L-0H0	35,213,520	34.06%

Kimberly Sue Halvorson 24 Priest Point Drive, NE Marysville, W A 98271	12,322,221	12.26%

All Officers and Directors as a Group		46.32%

DESCRIPTION OF SECURITIES

The following is a summary of the rights of our capital stock as provided in our certificate of incorporation, bylaws and certificate of designation. For more detailed information, please see our certificate of incorporation, bylaws and certificate of designation which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

General

The Company is authorized to issue two classes of stock. The total number of shares of stock which the Company is authorized to issue is Two Billion (2,000,000,000) shares of capital stock, consisting of One Billion Nine Hundred Seventy Five Million (1,975,000,000) shares of Common Stock, $0.0001 par value and Twenty Five Million (25,000,000) shares of Series A Preferred Stock, $0.0001 par value (the “Preferred Stock”) authorized. There are currently 2 Series A Preferred Stock outstanding.

Indebtedness.

The following tables shows the balance of the notes payable as of March 31, 2022, 2021, 2020:

Balance as at March 31, 2020	$6
Additions	0
Payment	(0)
Balance as at March 31, 2021	$6
Additions	236,889
Payments	(236,889)
Balance as at March 31, 2022	$6

2022 Notes Payable

On October 1, 2019, the acquired Company (GEMXX Corp) signed an agreement to convert its dues against the purchase of raw materials into a Convertible Note. The dues were payable to Granite Enterprise Group, LLC, a Nevada Corporation. The Note bears interest at 10%, payable quarterly, and the principal plus interest is convertible into Common Shares of the Company, in part or in full, at the option of the holder at a price of $0.06 per share. The debt was also acquired during the merger of Brainybrawn Inc and GEMXX Corp. The Total due on the Note as of October 27, 2021, was negotiated to $236,889 and converted into 3,948,155 shares of Common Stock of the Company.

2021 Notes Payable

There were no changes to the Notes payable during the year ended March 31, 2021.

2020 Notes Payable

On August 27, 2015, the Company issued a 7.5% Convertible Promissory Note to a single unaffiliated party in the principal amount of $13,000.  The convertible promissory note matured on August 27, 2016, and the “Conversion Price” was equal to the lower of $0.001 or 55% of the average of the 2 lowest trading daily prices of the Company’s common stock during the 20 consecutive trading days prior to the date on which Holder elects to convert all or part of the Note. The note also carried fees and penalties for various defaults. As on March 31, 2021, the Convertible Promissory Note had $6 due in outstanding principal amount and $1631.51 in outstanding default fees payable.

Secured Promissory Note

As of March 31, 2022, the Company has no Secured Promissory Notes that are outstanding.

Common Stock

As of the date of this Offering Circular, the Company had 96,866,845 shares of Common Stock issued and outstanding.

Voting

The holders of the Common Stock are entitled to one vote for each share held at all meetings of shareholders (and written actions in lieu of meeting). There shall be no cumulative voting. The holders of shares of Common Stock are entitled to dividends when and as declared by the Board from funds legally available therefor, and upon liquidation are entitled to share pro rata in any distribution to holders of Common Stock. There are no pre-emptive, conversion or redemption privileges, nor sinking fund provisions with respect to the Common Stock.

Changes in Authorized Number

The number of authorized shares of Common Stock may be increased or decreased subject to the Company’s legal commitments at any time and from time to time to issue them, by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.

Preferred Stock

The Preferred Stock may be issued from time to time in one or more series. The Board is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series than outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

During 2018 and 2019, the Company was authorized to issue 25,000,000 shares of its Series A Preferred Stock with a par value of $0.0001. These shares have voting rights equal to 299 shares of common stock, per share of preferred.

Only 2 shares have been issued and they are held by Kim Halvorson. On April 15, 2021 Kim Halvorson has entered into a Stock Purchase Agreement with Jay Maull and Stingray Bay Holdings for the sale of the 2 (two) preferred shares.

Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than Five Dollars ($5.00) per share or an exercise price of less than Five Dollars ($5.00) per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As our Common Stock immediately following this Offering may be subject to such penny stock rules, purchasers in this Offering will in all likelihood find it more difficult to sell their Common Stock shares in the secondary market.

Dividend Policy

We will not distribute cash to our Common Stock shareholders until Company generates net income. We currently intend to retain future earnings, if any, to finance the expansion of our business and for general corporate purposes. We cannot assure you that we will distribute any cash in the future. Our cash distribution policy is within the discretion of our Board of Directors and will depend upon various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

Equity Compensation Plan Information

Company may establish a Common Stock Option Plan for the benefit of its employees in the near future. The vesting and terms of all of the options are determined by the Board of Directors and may vary by optionee; however, the term may be no longer than 10 years from the date of grant.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Markets (“OTCBB”) under the symbol “GEMZ.”

The table below sets forth the high and low closing prices of the Company’s Common Stock during the periods indicated. The quotations reflect inter-dealer prices without retail mark-up, markdown or commission and may not reflect actual transactions.

	Fiscal Year Ended March 31, 2021		Fiscal Year Ended March 31, 2022
	High	Low	High	Low
First Quarter	$2.000	$0.006	$0.027	$0.011
Second Quarter	0.300	0.055	0.019	0.008
Third Quarter	0.130	0.071	0.042	0.017
Fourth Quarter	$0.115	$0.044	$0.042	$0.017

The closing sales price of the Company’s common stock as reported on August 26, 2022 was $0.75 per share.

Holders

As of June 15, 2022, there were approximately 170 record holders of our common stock and there are shares of our common stock outstanding.

PLAN OF DISTRIBUTION

A portion of this offering circular relates to the resale of up to 4,205,419 shares of our common stock by the Selling Shareholders at a price per share of $0.40.

The Selling Shareholders, and any of their pledgees, designees, assignees and other successors-in-interest may, from time to time sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

•ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal;

•facilitate the transaction;

•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•an exchange distribution in accordance with the rules of the applicable exchange;

•privately negotiated transactions;

•broker-dealers may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

•through the writing of options on the shares

•a combination of any such methods of sale; and

•any other method permitted pursuant to applicable law.

The Selling Shareholders, as applicable, shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Shareholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the Selling Shareholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this offering circular will be sold by the Selling Shareholders. The Selling Shareholders, and any broker-dealers or agents, upon completing the sale of any of the shares offered in this offering circular, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Selling Shareholders, alternatively, may sell all or any part of the shares offered in this offering circular through an underwriter. The Selling Shareholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The Selling Shareholders may pledge its shares to its brokers under the margin provisions of customer agreements. If any of the Selling Shareholders default on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The Selling Shareholders, and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by any of the Selling Shareholders, or any other such person. Under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

The Selling Shareholders will be offering such shares for its own account. We do not know for certain how or when the Selling Shareholders will choose to sell its shares of common stock. However, it can sell such shares at any time or through any manner set forth in this plan of distribution.

To permit the Selling Shareholders to resell the shares of common stock issued to them, we agreed to file an offering circular, and all necessary amendments and supplements with the SEC for the purpose of qualifying the shares. We will bear all costs relating to the registration of the common stock offered by this offering circular, other than the costs of our independent legal review. We will keep the registration statement effective until the earlier of (i) the date after which all of the shares of common stock held by the Selling Shareholders that are covered by the offering circular have been sold by the Selling Shareholders pursuant to such offering circular and (ii) the first day of the month next following the 36-month anniversary of the date the offering circular, to which this offering circular is made a part, is declared effective by the SEC.

We are offering a maximum of 15,000,000 shares of Common Stock the public at a price of $0.40 per share on a “best efforts” basis. The shares are being offered in the United States pursuant to Regulation A under the Securities Act, in certain provinces of Canada on a private placement basis pursuant to exemptions from the prospectus requirements under applicable Canadian law, and in jurisdictions outside the United States and Canada on a basis which does not require qualification or registration of such securities.

We plan to market the securities in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular and other materials on an online investment platform.

Our Offering will expire on the first to occur of (a) the sale of all 15,000,000 shares of Common Stock offered hereby, and (b) one (1) year from the initial qualification date. This will be a continuous offering which commences within two calendar days after the qualification date, will be offered on a continuous basis, may continue to be offered for a period in excess of 30 days from the date of initial qualification, and will be offered in an amount that, at the time the offering statement is qualified, is reasonably expected to be offered and sold within one year from the initial qualification date.

The company has engaged DealMaker Securities, LLC (the “Broker”) to assist in the self-driven capital raise on a best efforts basis of its securities in those states it is registered to undertake such activities.  The Broker will not solicit potential investors, and is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities. The Company has also engaged an affiliate of the broker, Novation Solutions, Inc. O/A DealMaker (“DealMaker”) to create and maintain the online subscription processing platform for the offering.

Commissions and Discounts

The following table shows the total maximum discounts, commissions, and fees payable to DealMaker Securities LLC as Broker and its affiliates, as well as certain other fees in connection with this offering by the Company.

	Per Share	Total
Public offering price	$0.40	$6,000,000.00
Anticipated Maximum broker commissions	$0.004	$60,000.000
Accountable Expenses	0.002	35,000.000
Anticipated consulting, processing, and technology fees	0.028	415,000.00
Proceeds, before other expenses	$0.366	$5,490,000.000

Other Terms

DealMaker Securities, LLC (the “Broker”), a broker-dealer registered with the Commission and a member of FINRA, has been engaged to provide administrative and compliance related functions in connection with this offering, and as broker-dealer of record, but not for underwriting or placement agent services.

The aggregate fees payable to the Broker and its affiliates are described below.

a.)Administrative and Compliance Related Functions

DealMaker Securities, LLC will provide administrative and compliance related functions in connection with this offering, including

•Reviewing investor information, including identity verification, performing Anti-Money Laundering (“AML”) and other compliance background checks, and providing the Company with information on an investor in order for the Company to determine whether to accept such investor into the offering;

•If necessary, discussions with us regarding additional information or clarification on a Company-invited investor;

•Coordinating with third party agents and vendors in connection with performance of services;

•Reviewing each investor’s subscription agreement to confirm such investor’s participation in the offering and provide a recommendation to us whether or not to accept the subscription agreement for the investor’s participation;

•Contacting and/or notifying us, if needed, to gather additional information or clarification on an investor;

•Providing a dedicated account manager;

•Providing ongoing advice to us on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements;

•Reviewing and performing due diligence on the Company and the Company’s management and principals and consulting with the Company regarding same;

•Consulting with the Company on best business practices regarding this raise in light of current market conditions and prior self-directed capital raises;

•Providing white labelled platform customization to capture investor acquisition through the Broker’s platform’s analytic and communication tools;

•Consulting with the Company on question customization for investor questionnaire;

•Consulting with the Company on selection of webhosting services;

•Consulting with the Company on completing template for the offering campaign page;

•Advising us on compliance of marketing materials and other communications with the public with applicable legal standards and requirements;

•Providing advice to the Company on preparation and completion of this Offering Circular;

•Advising the Company on how to configure our website for the offering working with prospective investors;

•Providing extensive review, training and advice to the Company and Company personnel on how to configure and use the electronic platform for the offering powered by Novation Solutions Inc. O/A DealMaker (“DealMaker”), an affiliate of the Broker;

•Assisting the Company in the preparation of state, Commission and FINRA filings related to the Offering; and

•Working with Company personnel and counsel in providing information to the extent necessary.

Such services shall not include providing any investment advice or any investment recommendations to any investor.

For these services, we have agreed to pay Broker

•A one-time $35,000 advance against accountable expenses for the provision of compliance consulting services and

•A cash commission equal to one percent (1%) of the amount raised in the offering.

b.)Technology Services

The Company has also engaged Novation Solutions Inc. O/A DealMaker (“DealMaker”), an affiliate of Broker, to create and maintain the online subscription processing platform for the offering.

After the qualification by the Commission of the Offering Statement of which this Offering Circular is a part, this offering will be conducted using the online subscription processing platform of DealMaker through our website at https://www.gemxx/invest.com, whereby investors will receive, review, execute and deliver subscription agreements electronically as well as make payment of the purchase price through a third party processor by ACH debit transfer or wire transfer or credit card to an account we designate. We will hold closings upon the receipt of investors’ subscriptions and our acceptance of such subscriptions.

For these services, we have agreed to pay DealMaker

•A monthly platform hosting and maintenance fee of $2,000;

•Various usage fees described in the DealMaker Securities Order Form, including $15 per electronic subscription package completed and $15 per funded investor; and

•Payment processing expenses, which are expected to be approximately three percent (3%) of the offering proceeds.

Total fees payable for Technology Services shall not exceed $415,000 of Offering proceeds assuming a fully subscribed offering.

The Administrative and Compliance fees and the Technology Services Fees described above in a.) and b.) will, in aggregate, not exceed 8.5% of proceeds assuming a fully subscribed offering.

Investors’ Tender of Funds

After the SEC has qualified the Offering Statement, the Company will accept tenders of funds to purchase the Common Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their securities on the same date). Investors may subscribe by tendering funds via ACH, debit or credit card, wire or check. Subscriptions via credit card will be processed via a third-party software provider, Dealmaker. The Company estimates that processing fees for credit card subscriptions will be approximately 4.5% of total funds invested per transaction. The Company intends to pay these fees on behalf of investors. Investors should note that processing of checks and credit cards by financial institutions has been impacted by restrictions on businesses due to the coronavirus pandemic. Delays in the processing and closing of subscriptions paid by check may occur, and credit card processing fees may fluctuate. Investors will subscribe via the Company’s website and investor funds will be processed via DealMaker’s integrated payment solutions. Funds will be held in the Company’s payment processor account until the Broker has reviewed the proposed subscription, and the Company has accepted the subscription. Funds released to the Company’s bank account will be net funds (investment less payment for processing fees and a holdback equivalent to 5% for 90 days).  Upon closing, funds tendered by investors will be made available to the Company for its use. The Company estimates that approximately 60% of the gross proceeds raised in this Offering will be paid via credit card. This assumption was used in estimating the payment processing fees included in the total offering expenses set forth in the “Use of Proceeds” section of this Offering Circular.

In order to invest you will be required to subscribe to the Offering at www.gemxx.com/invest and agree to the terms of the Offering and the subscription agreement.

Upon confirmation that an investor’s funds have cleared, the Company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

In the event that it takes some time for the Company to raise funds in this Offering, the Company may rely on cash on hand, or may seek to raise funds by conducting a new offering of equity or debt securities.

There is no aggregate minimum to be raised in order for the Offering to become effective and therefore the Offering will be conducted on a “rolling basis.” This means we will be entitled to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, offering expenses, reimbursements, and other uses as more specifically set forth in the “Use of Proceeds” contained elsewhere in this Offering Circular.

ADDITIONAL INFORMATION ABOUT THE OFFERING

Offering Period and Expiration Date

This Offering will start on the date on which the SEC initially qualifies this Offering Statement (the “Qualification Date”) and will terminate on the Termination Date (the “Offering Period”).

Procedures for Subscribing

If you decide to subscribe for our Common Stock shares in this Offering, you should:

1.Electronically receive, review, execute and deliver to us a subscription agreement; and

2.Deliver funds directly by wire or electronic funds transfer via ACH to the Company’s bank account designated in the Company’s subscription agreement.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Broker will review all subscription agreements completed by the investor.

If the subscription agreement is not complete or there is other missing or incomplete information, the funds will not be released until the investor provides all required information. In the case of a debit card payment, provided the payment is approved, Broker will have up to three days to ensure all the documentation is complete. Broker will generally review all subscription agreements on the same day, but not later than forty-eight hours after the submission of the subscription agreement.

All funds received by wire transfer will be made available immediately while funds transferred by ACH will be restricted for a minimum of three days to clear the banking system.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the offering is oversubscribed in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, there is no maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or check will be returned to subscribers within 30 days of such rejection without deduction or interest. Upon acceptance of a subscription, the company will send a confirmation of such acceptance to the subscriber.

DealMaker Securities LLC has not investigated the desirability or advisability of investment in the shares nor approved, endorsed or passed upon the merits of purchasing the shares. DealMaker Securities LLC is not participating as an underwriter and under no circumstance will it solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. DealMaker Securities LLC is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this offering. Based upon DealMaker Securities LLC’s anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this offering and no investor should rely on the involvement of DealMaker Securities LLC in this offering as any basis for a belief that it has done extensive due diligence. DealMaker Securities LLC does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular. All inquiries regarding this offering should be made directly to the company.

Upon confirmation that an investor’s funds have cleared, the Company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

LEGAL MATTERS

Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon by McMurdo Law Group, LLC, New York, NY.

EXPERTS

None.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act of 1993, as amended, with respect to the shares of Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular include the material provisions of any contract or other document that is filed as an exhibit to the Offering Statement, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports and other information with the SEC pursuant to the Regulation A. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A/A and has duly caused this offering statement to be signed on behalf by the undersigned, thereunto duly authorized, in Las Vegas, NV, December 16, 2022.

GEMXX CORPORATION

By:	/s/ Jay Maull
Name: Jay Maull
Title: Chief Executive Officer, Principal Executive Officer, and Director

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Jay Maull
Name:	Jay Maull
Title:	Chief Executive Officer, Principal Executive Officer, and Director

December 16, 2022

By:	/s/ Kimberly Sue Halvorson
Name:	Kimberly Sue Halvorson
Title:	Director

December 16, 2022

PART III - EXHIBITS

Exhibit No.	Description

EX1A-2A	Certificate of Amendment to the Certificate of Incorporation (filed as an Exhibit to the Form 1-A, filed on June 28, 2022, and incorporated herein by reference.)

EX1A-2B	Bylaws (filed as an Exhibit to the Form 1-A, filed on June 28, 2022, and incorporated herein by reference.)

EX1A-4A	Form of Subscription Agreement (filed as an Exhibit to the Form 1-A, filed on June 28, 2022, and incorporated herein by reference.)

EX1A-6A	Merger agreement by and between Brainybrawn Inc and GEMXX Corp. March 31, 2021 (filed as an Exhibit to the Form 1-A, filed on June 28, 2022, and incorporated herein by reference.)

EX1A-6B	Software as a Service Agreement dated September 16, 2020, by and between GEMXX CORPORATION and Novation Solutions Inc. (o/a DealMaker) (filed as an Exhibit to the Form 1-A, filed on June 28, 2022)

EX1A-6C	Dealmaker Securities LLC Order Form*

EX1A-12A	Opinion of McMurdo Law Group, LLC (filed as an Exhibit to the Form 1-A/A, filed on September 6, 2022, and incorporated herein by reference.)

EX1A-99A	Mineral Work Permit (filed as an Exhibit to the Form 1-A, filed on July, 25 2022, and incorporated herein by reference.)

EX1A-99B	Ammonite Shell Mineral Agreements (filed as an Exhibit to the Form 1-A, filed on July 15, 2022, and incorporated herein by reference.)

* filed herewith.

GEMXX CORP. (f/k/a BRAINYBRAWN, INC)

BALANCE SHEET1

(Unaudited)

	September 30, 2022	September 30, 2021

ASSETS
Current Assets:
Cash	$68,517	$8,806
Accounts Receivable	688,480	323,670
Other Current Assets	2,142,128	1,285,165

Other Assets	15,169,784	15,169,784

Total Assets	18,068,909	16,787,425

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts Payable	$809,533	$168,865
Accrued Expenses	290,574	72,747

Total Current Liabilities	1,100,107	241,613

Long Term Liabilities	-	226,759

Stockholders’ deficit:
Preferred Stock, $0.0001 par value; 25,000,000 shares authorized; 2 shares issued and outstanding	-	-
Common Stock, 96,866,845 and 97,466,757 shares issued and outstanding respectively	36,992,029	38,898,712
Additional paid in capital	11,129,262	11,568,265
Accumulated deficit	(31,152,489)	(34,147,924)

Total Stockholders’ Equity / Deficit	16,968,802	16,319,053

Total Liabilities and/or Stockholders’ Equity / (Deficit)	$18,068,909	$16,787,425

All figures are in US$.

See the accompanying notes to these unaudited financial statements.

___________________

1.)All CAD$ amounts have been converted to US$ using US$1 = CAD$1.38306, as per xe.com on September 30, 2022.

GEMXX CORP. (f/k/a BRAINYBRAWN, INC)

STATEMENT OF OPERATIONS1

(Unaudited)

	For the Three Months Ended September 30,
	2022	2021

Sales	380,115	340,449
Other Income	1,497	1,165
Total Revenue	381,612	341,614

Cost of Goods Sold	128,459	223,174
Inventory Adjustment	17,130	(236,516)

Gross Margin	236,023	354,956

Operating expenses:
General and administrative expenses	101,245	935,729
Other operating expenses	8,419	32,400
Total operating expenses	109,664	968,129

Gain / (Loss) from Operations	126,360	(613,173)

Provision for income tax	-	-

Net Profit / (Loss)	126,360	(613,173)

Profit per share, basic and diluted	$0.0013	$(0.0063)

Weighted average number of shares outstanding, basic and diluted	96,866,945	97,466,757

All figures are in US$.

See the accompanying notes to these unaudited financial statements.

___________________

1.)All CAD$ amounts have been converted to US$ using US$1 = CAD$1.38306, as per xe.com on September 30, 2022.

GEMXX CORP. (f/k/a BRAINYBRAWN, INC)

STATEMENTS OF STOCKHOLDERS’ DEFICIT1

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021

(Unaudited)

	Common Stock
	Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Total
Balance at June 30, 2022	100,884,372	38,899,008	11,129,262	(33,247,736)	16,780,533
Net Gain / Loss	(4,017,527)	(1,906,979)	-	126,360	(1,780,619)
Gain / Loss on Share Cancellation / Issuance	-	-	-	1,968,888	1,968,888
Balance at September 30, 2022	96,866,845	36,992,029	11,129,262	(31,152,489)	16,968,802

	Common Stock
	Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Total
Balance at June 30, 2021	96,466,757	38,898,621	10,730,887	(33,534,751)	16,094,757
Net Gain / Loss	1,000,000	91	837,378	(613,173)	224,296
Gain / Loss on Share Cancellation / Issuance	-	-	-	-	-
Balance at September 30, 2021	97,466,757	38,898,712	11,568,265	(34,147,924)	16,319,053

See the accompanying notes to these unaudited financial statements.

___________________

1.)All CAD$ amounts have been converted to US$ using US$1 = CAD$1.38306, as per xe.com on September 30, 2022.

GEMXX CORP. (f/k/a BRAINYBRAWN, INC)

STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net Profit / (Loss)	$126,360	$(613,173)

Changes in assets and liabilities:
Change in Assets - Decrease (+) Increase (-)	(196,734)	(187,688)
Change in Liabilities - Decrease (-) Increase (+)	(23,025)	(40,292)
Net cash used in operating activities	(93,400)	(841,152)

Net Cash from / used in Financing Activities	61,909	837,469

Net increase in cash	31,492	(3,684)

Cash - beginning of period	100,008	12,489
Cash - end of period	68,517	8,806

See the accompanying notes to these unaudited financial statements.

___________________

1.)All CAD$ amounts have been converted to US$ using US$1 = CAD$1.38306, as per xe.com on September 30, 2022.

GEMXX CORP. (f/k/a BRAINYBRAWN, INC.)

Notes to the Unaudited Financial Statements

September 30, 2022

NOTE 1 - BUSINESS

GEMXX Corp. (the “Company”), was incorporated under the laws of the State of Delaware as Brainybrawn, Inc. on January 19,1999.  The Company changed its name to Brainybrawn, Inc. on December 8, 2000. On 04/29/2021, the Company affected a 5000:1 reverse split and acquired GEMXX Corporation by issuing 96,245,421 shares to the shareholders GEMXX Corporation,

GEMXX Corporation is a global, vertically integrated mine to market gemstone and jewellery producer that owns and controls each stage of its production including excavation, processing, jewellery manufacturing and global distribution.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s unaudited financial statements have been prepared based on information provided by the Management and in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying unaudited financial statements reflect all adjustments, consisting of only normal recurring items, which, in the opinion of management, are necessary for a fair statement of the results of operations for the periods shown and are not necessarily indicative of the results to be expected for the year ending March 31, 2023. These unaudited financial statements should be read in conjunction with the financial statements and related notes in the Company’s financial statements for the three months ended September 30, 2021.

These Financial Statements are prepared on the basis of information provided by the Management of the Company, and the Management is responsible for the completeness and materiality of these financial statements.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Concentration of Credit Risk

The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

Revenue Recognition

The Company recognizes revenue when there is persuasive evidence of an arrangement, delivery has occurred, the fee is determinable, collectability is reasonably assured and there are no significant remaining performance obligations.

Income Taxes

Income taxes are accounted for under the assets and liability method. Current income taxes are provided in accordance with the laws of the respective taxing authorities.  Deferred income taxes are provided for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized.

NOTE 3 - INCOME TAXES

As of September 30, 2022, the Company had a net operating loss carryforward for income tax reporting purposes of approximately $31,152,489 that may be offset against future taxable income until a certain period.  Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carryforwards will expire unused.

NOTE 4 - INVENTORY ADJUSTMENTS

From time to time, the Company appraises the physical condition of its Raw Materials to allow for degradation and recoverable finished goods from such raw material.  The effects of these appraisals is reflected in the Inventory Adjustments made from time to time.

NOTE 5 - COMMITMENTS

The Company’s mailing address is 2300 West Sahara Avenue, Suite 800, Las Vegas, NV 89102 under a annual lease agreement.

NOTE 6 - NOTES PAYABLE

On August 27, 2015, the Company issued a 7.5% Convertible Promissory Note to a single unaffiliated party in the principal amount of $ 13,000.  The convertible promissory note matured on August 27, 2016 and the “Conversion Price” was equal to the lower of $0.001 or 55% of the average of the 2 lowest trading daily prices of the Company’s common stock during the 20 consecutive trading days prior to the date on which Holder elects to convert all or part of the Note.  The note also carried fees and penalties for various defaults. During the quarter ended September 30, 2022 the balance in the Convertible Promissory Note of $8.18 and the outstanding default fees $1,632.14 were written off due to statute limitations.

On October 1, 2019, the Company signed an agreement to convert its dues against the purchase of raw materials into a Convertible Note. The dues were payable to Granite Enterprise Group, LLC, a Nevada Corporation. The Note bears interest at 10%, payable quarterly, and the principal plus interest is convertible into Common Shares of the Company, in part or in full, at the option of the holder at a price of $0.06 per share. The total due on the Note as of October 27, 2021 was negotiated to $236,889 and converted into 3,948,155 shares of Common Stock of the Company.

NOTE 7 - RECEIVABLE FROM RELATED PARTY

The Company has no Receivables from any Related Party as on September 30, 2022.

NOTE 8 - PAYABLE TO RELATED PARTY

As on September 30, 2022, the Company owes $44,733 (CAD$61,869) to Kim Halvorson and $166,216 (CAD$ 229,887) to Jay Maull, the CEO.

NOTE 9 - COMMON STOCK

During the last twelve months, the Company has issued 4,417,615 new shares for raw material purchases and services and cancelled 5,017,527 shares for non-performance.

NOTE 10 - STOCK OPTIONS AND WARRANTS

Stock Options

The Company has issued stock options to officers, directors, and key employees since year 2000. All options previously issued by the Company have expired on or prior to April 01, 2019.

Outstanding as on September 30, 2022	Nil

Exercisable as on September 30, 2022	Nil

Warrants

The Company during the fiscal quarter ending September 30, 2022 had no warrants issued and outstanding.

NOTE 11 - OTHER ACTIONS

The Company, from time to time, issues Common Stock to pay for services, raise Capital, and/or as a result of the exercise of Convertible Promissory Notes.  On 4/29/2021, 96,245,421 shares were issued to the shareholders of GEMXX Corporation in a share exchange resulting in the change of Management of the Company.

NOTE 12 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. For the quarter ending September 30, 2022, the Company has US$ 380,192 in Revenues generating a surplus of $126,360 after an Inventory Adjustment of $17,130. The Company has $18,068,909 in Assets and an accumulated deficit of $31,152,489. The Company’s ability to raise additional capital through the future issuances of common stock and/or debt financing is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. There are material uncertainties related to events or conditions (the consequences of COVID-19) that may cast significant doubt upon the entity's ability to continue as a going concern. The consequences of COVID-19 might combine with other events or conditions to create a material uncertainty.

These conditions and the ability to successfully resolve these factors may cast doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

NOTE 13 - SUBSEQUENT EVENTS

Management has evaluated subsequent events pursuant to the requirements of ASC Topic 855, from the Balance Sheet date through the date the financial statement were issued, and has determined that no material subsequent events exist.

GEMXX CORP.

(f/k/a BRAINYBRAWN, INC)

BALANCE SHEET1

(Unaudited)

	March 31, 2022	March 31, 2021(1)

ASSETS
Current Assets:
Cash	$39,098	$22,807
Accounts Receivable	390,405	355,479
Other Current Assets	1,979,846	890,822

Other Assets	16,805,114	16,805,114
Fixed Assets	1,379	1,379

Total Assets	19,215,841	18,075,601

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts Payable	$1,028,642	$130,177
Wages Payable
Accrued Expenses	128,816	305,700

Long Term Liabilities	6	--

Total Liabilities	1,157,464	435,877

Stockholders’ deficit:
Brainy Brawn Preferred stock, $0.0001 par value; 25,000,000 shares authorized; 2 shares issued and outstanding	0	--
Brainy Brawn Common Stock, $0.0001 par value; 1,975,000,000 shares authorized, 1,106,432,897 shares issued and outstanding until 04/27/2021	0	110,643
GEMXX Owner’s Equity, 101,414,932 and 96,456,757 shares issued and outstanding	43,095,889	17,306,560
Capital Stock to be Issued	88,115	--
Additional paid in capital	12,141,023	12,074,179
Accumulated deficit	(37,266,650)	(11,851,659)

Total Stockholders’ Equity / Deficit	18,058,377	17,639,724

Total Liabilities and/or Stockholders’ Equity / (Deficit)	$19,215,841	$18,075,601

All figures are in US$.

See the accompanying notes to these unaudited financial statements.

___________________

1.)Financial Reports for period ending March 31, 2021 have been prepared after combining the Financial Statements of Brainybrawn, Inc and GemXX Corporation solely to provide comparison to current period statements.  All CAD$ amounts have been converted to US$ using the conversion rate on March 31, 2022. US$ 1 = CAD$ 1.24837

GEMXX CORP.

(f/k/a BRAINYBRAWN, INC)

STATEMENT OF OPERATIONS1

(Unaudited)

	For the Year Ended March 31
	2022	2021(1)

Sales	1,436,993	836,509
Other Income	1,755	0
Total Revenue	1,438,748	836,509

Cost of Goods Sold	65,706	259,396

Gross Margin	1,373,042	577,113

Operating expenses:
General and administrative expenses	956,920	209,275
Other operating expenses	339,897	100,685
Total operating expenses	1,296,818	309,960

Gain / (Loss) from Operations	76,224	267,153

Provision for income tax	0	0

Net Profit / (Loss)	76,224	267,153

Profit per share, basic and diluted	0.001	0.003

Weighted average number of shares outstanding, basic and diluted	101,414,932	96,466,757

All figures are in US$.

See the accompanying notes to these unaudited financial statements.

___________________

1.)Financial Reports for period ending March 31, 2021 have been prepared after combining the Financial Statements of Brainybrawn, Inc and GemXX Corporation solely to provide comparison to current period statements.  All CAD$ amounts have been converted to US$ using the conversion rate on March 31, 2022. US$ 1 = CAD$ 1.24837

GEMXX CORP.

(f/k/a BRAINYBRAWN, INC)

STATEMENTS OF STOCKHOLDERS’ DEFICIT1

FOR THE YEAR ENDED MARCH 31, 2022 and 2021

(Unaudited)

	Brainybrawn Common Stock
	Shares	Amount	GEMXX Owners Equity	Additional Paid in Capital	Accumulated Deficit	TOTAL
Balance at March 31, 2021	97,466,757	110,643	17,306,560	12,074,179	(11,851,659)	17,639,724
Net Gain / Loss	3,948,175	(110,643)	25,877,444	66,844	(25,414,992)	418,653
Capital Stock to be issued	--	--	88,115	--	--	88,115
Balance at March 31, 2022	101,414,932	0	43,184,004	12,141,023	(37,266,650)	18,058,377

	Brainybrawn Common Stock
	Shares	Amount	GEMXX Owners Equity	Additional Paid in Capital	Accumulated Deficit	TOTAL
Balance at March 31, 2020	1,106,432,897	110,643	17,031,881	0	(9,955)	17,132,569
Net Gain / Loss	--	--	274,679	12,074,179	(11,841,704)	507,155
Balance at March 31, 2021	1,106,432,897	110,643	17,306,560	12,074,179	(11,851,659)	17,639,724

See the accompanying notes to these unaudited financial statements.

___________________

1.)Financial Reports for period ending March 31, 2021 have been prepared after combining the Financial Statements of Brainybrawn, Inc and GemXX Corporation solely to provide comparison to current period statements.  All CAD$ amounts have been converted to US$ using the conversion rate on March 31, 2022. US$ 1 = CAD$ 1.24837

GEMXX CORP.

(f/k/a BRAINYBRAWN, INC)

STATEMENTS OF CASH FLOWS1

(Unaudited)

	For the Year Ended March 31,
	2022	2021(1)
Cash flows from operating activities:
Net Profit / (Loss)	$76,224	$267,153

Changes in assets and liabilities:
Change in Assets - Decrease (+) Increase (-)	(1,123,949)	(711,364)
Change in Liabilities - Decrease (-) Increase (+)	721,587	(1,220,863)
Net cash used in operating activities	(402,362)	(1,932,227)

Net Cash from / used in Financing Activities	418,653	1,954,749

Net increase in cash	16,291	22,522

Cash - beginning of period	22,807	285
Cash - end of period	39,098	22,807

See the accompanying notes to these unaudited financial statements.

___________________

1.)Financial Reports for period ending March 31, 2021 have been prepared after combining the Financial Statements of Brainybrawn, Inc and GemXX Corporation solely to provide comparison to current period statements.  All CAD$ amounts have been converted to US$ using the conversion rate on March 31, 2022. US$ 1 = CAD$ 1.24837

GEMXX CORP.

(f/k/a BRAINYBRAWN, INC.)

Notes to the Unaudited Financial Statements

March 31, 2022

NOTE 1 - BUSINESS

GEMXX Corp. (the “Company”), was incorporated under the laws of the State of Delaware as Brainybrawn, Inc. on January 19, 1999.  The Company changed its name to Brainybrawn, Inc. on December 8, 2000. On 04/29/2021, the Company affected a 5000:1 reverse split and acquired GEMXX Corporation by issuing 96,245,421 shares to the shareholders GEMXX Corporation,

GEMXX Corporation is currently an exploration company that procures Ammolite rough gemstone and Ammonite fossils from single source in Alberta Canada. From this material the Company manufactures jewellery and decor pieces that it then sells to the world market.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s unaudited financial statements have been prepared based on information provided by the Management and in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying unaudited financial statements reflect all adjustments, consisting of only normal recurring items, which, in the opinion of management, are necessary for a fair statement of the results of operations for the periods shown and are a fair indication of the results to be expected for the year ending March 31, 2022. These unaudited financial statements should be read in conjunction with the financial statements and related notes in the Company’s financial statements for the year ended March 31, 2021.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Concentration of Credit Risk

The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

Revenue Recognition

The Company recognizes revenue when there is persuasive evidence of an arrangement, delivery has occurred, the fee is determinable, collectability is reasonably assured and there are no significant remaining performance obligations.

Income Taxes

Income taxes are accounted for under the assets and liability method.  Current income taxes are provided in accordance with the laws of the respective taxing authorities.  Deferred income taxes are provided for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards.  Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized.

NOTE 3 - INCOME TAXES

As of March 31, 2022, the Company had a net operating loss carryforward for income tax reporting purposes of approximately $37,266,650 that may be offset against future taxable income until a certain period.  Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carryforwards will expire unused.

NOTE 4 - COMMITMENTS

The Company’s mailing address is in Houston, Texas under a month-to-month agreement at a monthly rent of $15.

NOTE 5 - NOTES PAYABLE

On August 27, 2015, the Company issued a 7.5% Convertible Promissory Note to a single unaffiliated party in the principal amount of $ 13,000.  The convertible promissory note matured on August 27, 2016 and the “Conversion Price” was equal to the lower of $0.001 or 55% of the average of the 2 lowest trading daily prices of the Company’s common stock during the 20 consecutive trading days prior to the date on which Holder elects to convert all or part of the Note.  The note also carried fees and penalties for various defaults.  As on March 31, 2022 the Convertible Promissory Note had $6 due in outstanding principal amount and $1632.14 in interest and outstanding default fees payable.

The Convertible Note payable bears interest at 9% and was due to Sunset Beach Investments LTD., the lender.  In June 2007, $7,500 of the note was converted into 274,580 shares of the Company’s common stock.  The remaining balance of $7,500 continued to accrue interest at 9% and may be converted at the lender’s discretion. The Company, prior to March 31, 2019 has approved the Lender’s request to assign and convert the entire principal of the $7,500 and a portion of the accrued and payable interest on the convertible note to five unrelated and unaffiliated parties. The balance due on the Note has since been written off.

On October 1, 2019, the Company signed an agreement to convert its dues against the purchase of raw materials into a Convertible Note. The dues were payable to Granite Enterprise Group, LLC, a Nevada Corporation. The Note bears interest at 10%, payable quarterly, and the principal plus interest is convertible into Common Shares of the Company, in part or in full, at the option of the holder at a price of $0.06 per share.  The total due on the Note as of October 27, 2021 was negotiated to $236,889 and converted into 3,948,155 shares of Common Stock of the Company.

NOTE 6 - RECEIVABLE FROM RELATED PARTY

The Company has no Receivables from any Related Party as on March 31, 2022.

NOTE 7 - PAYABLE TO RELATED PARTY

The Company has no payables to any Related Party as on March 31, 2022.

NOTE 8 - COMMON STOCK

The Company affected a 5000:1 Reverse Split of its existing shares on 04/21/2021 and issued 96,245,421 shares to acquire all the outstanding shares of GEMXX Corporation.

NOTE 9 - STOCK OPTIONS AND WARRANTS

Stock Options

The Company has issued stock options to officers, directors, and key employees since year 2000.  All options previously issued by the Company have expired on or prior to April 01, 2019.

Outstanding as on March 31, 2022	Nil

Exercisable as on March 31, 2022	Nil

Warrants

The Company during the fiscal year ending March 31, 2022 had no warrants issued and outstanding.

NOTE 10 - OTHER ACTIONS

The Company, from time to time, issues Common Stock to pay for services, raise Capital, and/or as a result of the exercise of Convertible Promissory Notes.  On 4/29/2021, 96,245,421 shares were issued to the shareholders of GEMXX Corporation in a share exchange resulting in the change of Management of the Company.

NOTE 11 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. For the year ending March 31, 2022, the Company has US$1,438,748 in Revenues generating a profit of $76,224. The Company has $19,215,841 in Assets and an accumulated deficit of $37,266,650. The Company’s ability to raise additional capital through the future issuances of common stock and/or debt financing is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. There are material uncertainties related to events or conditions (the consequences of COVID-19) that may cast significant doubt upon the entity’s ability to continue as a going concern. The consequences of COVID-19 might combine with other events or conditions to create a material uncertainty.

These conditions and the ability to successfully resolve these factors may cast doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

NOTE 12 - SUBSEQUENT EVENTS

Management has evaluated subsequent events pursuant to the requirements of ASC Topic 855, from the Balance Sheet date through the date the financial statement were issued, and has determined that no material subsequent events exist.